    As filed with the Securities and Exchange Commission on July 22, 2005
                                                     Registration No. 333-121962
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 ______________

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ______________

                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
             (Exact Name of Registrant as Specified in Its Charter)
                                 ______________

         PENNSYLVANIA                                    23-6216339
(State or Other Jurisdiction of          (I.R.S. Employer Identification Number)
Incorporation or Organization)

                                                                                              BRUCE GOLDMAN
                                                                               EXECUTIVE VICE PRESIDENT-GENERAL COUNSEL
                                                                                        AND ASSISTANT SECRETARY
                THE BELLEVUE, 200 SOUTH BROAD STREET                              THE BELLEVUE, 200 SOUTH BROAD STREET
                  PHILADELPHIA, PENNSYLVANIA 19102                                  PHILADELPHIA, PENNSYLVANIA 19102
                          (215) 875-0700                                                      (215) 875-0700
       (Address, Including Zip Code, and Telephone Number,                 (Name, Address, Including Zip Code, and Telephone
Including Area Code, of Registrant's Principal Executive Offices)          Number, Including Area Code, of Agent for Service)

                             _______________________

                                    COPY TO:
                             HOWARD A. BLUM, ESQUIRE
                            ROBERT C. JUELKE, ESQUIRE
                           DRINKER BIDDLE & REATH LLP
                     ONE LOGAN SQUARE, 18TH & CHERRY STREETS
                      PHILADELPHIA, PENNSYLVANIA 19103-6996
                                 (215) 988-2700

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ___________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


======================================================================================================================
                                           Amount            Proposed Maximum      Proposed Maximum       Amount of
           Title of Shares                  to be             Offering Price           Aggregate        Registration
          to be Registered              Registered(1)          Per Share (2)       Offering Price(2)         Fee
----------------------------------------------------------------------------------------------------------------------
Shares of Beneficial Interest, par       1,168,370               $46.95              $54,854,971           $6,456
value $1.00 per share (and associated
rights)
======================================================================================================================

(1) In the event of a share split, share dividend or similar transaction involving the Registrant's shares, in order to prevent dilution, the number of shares registered automatically shall be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee. The price and fee are based on the average of the highest and lowest selling prices of the Registrant's shares of beneficial interest on July 15, 2005 on the New York Stock Exchange.
(3) The total registration fee is $6,456, of which $4,196 was previously paid on January 11, 2005 in connection with the initial filing of this Registration Statement. The balance of $2,260 is being paid in connection with this filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 22, 2005

PROSPECTUS
                                      PREIT
                               [GRAPHIC OMITTED]

                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                     1,168,370 SHARES OF BENEFICIAL INTEREST

         We are registering the reoffer and resale from time to time of up to 1,168,370 shares of beneficial interest, including:

         o 286,200 shares that we may issue in the future to the holders of units of limited partnership interest in PREIT Associates, L.P., of which we are the sole general partner, that PREIT Associates issued on December 29, 2003 and March 25, 2004 as part of the consideration for its acquisition of the interests of certain affiliates of PREIT-RUBIN, Inc. (formerly known as The Rubin Organization, Inc.);

         o 609,311 shares that we may issue in the future to the holders of units of limited partnership interest in PREIT Associates that PREIT Associates issued on June 2, 2004 as consideration for its exercise of its option to acquire all of the interests in New Castle Associates not then owned by it; and

         o 272,859 shares that we may issue in the future to the holders of units of limited partnership interest in PREIT Associates that PREIT Associates issued on February 1, 2005 as part of the consideration for its acquisition of all of the interests in Cumberland Mall Associates.

         These units are redeemable by their holders for cash or, at our option, for a like number of our shares.

         The reoffer and resale of the shares will be made by the holders of those shares or by the holders' pledgees, donees, transferees, partners or other successors in interest in public or private transactions, on or off of the New York Stock Exchange, at prevailing market prices or at privately negotiated prices. They may sell the offered shares directly or through broker-dealers acting as principal or agent, or in a distribution by underwriters. We will not receive any of the proceeds from the sale of any shares by the selling shareholders, but we have agreed to bear certain expenses of registering the sale of the shares under federal and state securities laws.

         Our shares are traded on the New York Stock Exchange under the symbol "PEI."

         CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 BEFORE DECIDING TO INVEST IN OUR SHARES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is __________, 2005.


                                              TABLE OF CONTENTS

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST....................................................................1

RISK FACTORS.................................................................................................2

USE OF PROCEEDS.............................................................................................15

SELLING SHAREHOLDERS........................................................................................15

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST................................................................20

FEDERAL INCOME TAX CONSIDERATIONS...........................................................................32

PLAN OF DISTRIBUTION........................................................................................49

LEGAL MATTERS...............................................................................................51

EXPERTS.....................................................................................................51

WHERE YOU CAN FIND MORE INFORMATION.........................................................................51

FORWARD LOOKING STATEMENTS..................................................................................52




                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

         PREIT, which is organized as a business trust under Pennsylvania law, is a fully integrated, self-administered and self-managed real estate investment trust, founded in 1960, that acquires, develops, redevelops and operates retail properties. We conduct substantially all of our operations through PREIT Associates, L.P., and we have elected, and conduct our operations in a manner intended, to comply with the requirements for qualification as a real estate investment trust (a "REIT") under the Real Estate Investment Trust Act of 1960, Sections 856-60 of the Internal Revenue Code of 1986, as amended.

         Our principal executive offices are located at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102, and our telephone number is
(215) 875-0700.

                                  RISK FACTORS

RISKS RELATED TO OUR BUSINESS AND OUR PROPERTIES

     OUR RETAIL PROPERTIES ARE CONCENTRATED IN THE MID-ATLANTIC REGION OF THE UNITED STATES AND ADVERSE MARKET CONDITIONS IN THAT REGION MIGHT AFFECT THE ABILITY OF OUR TENANTS TO MAKE LEASE PAYMENTS AND TO RENEW LEASES, WHICH MIGHT REDUCE THE AMOUNT OF INCOME GENERATED BY OUR PROPERTIES.

     Our retail properties currently are concentrated in the Mid-Atlantic region of the United States. To the extent adverse conditions affecting retail properties, such as economic conditions, population trends and changing demographics, income, sales and property tax laws, availability and costs of financing, construction costs and weather conditions that might increase energy costs, are particularly adverse in Pennsylvania or in the Mid-Atlantic region, our results of operations will be more notably affected. If the sales of stores operating at our properties were to decline significantly due to adverse conditions, the risk that our tenants, including anchors, will be unable to fulfill the terms of their leases or will enter into bankruptcy might increase. Furthermore, such adverse conditions might affect the timing of lease commitments by new tenants or lease renewals by existing tenants as such parties delay or defer their leasing decisions in order to obtain the most current information possible about trends in their businesses or industries. If, as a result of such tenant difficulties, our properties do not generate sufficient income to meet our operating and other expenses, including debt service, our financial position, results of operations, cash flow and ability to make capital expenditures and distributions to shareholders would be adversely affected.

     WE ARE SUBJECT TO RISKS THAT AFFECT THE RETAIL REAL ESTATE ENVIRONMENT GENERALLY.

     Our business and our properties are subject to certain risks that can affect the ability of our retail properties to generate sufficient revenues to meet operating and other expenses, including debt service, to make capital expenditures and to make distributions to our shareholders. Changes in a number of factors can decrease the income generated by a retail property, including a downturn in the regional or local economy, which could result from plant closings, local industry slowdowns, adverse weather conditions, natural disasters and other factors; a weakening of local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the availability and creditworthiness of current and prospective tenants; changes in perceptions by retailers or shoppers of the safety, convenience and attractiveness of the retail property; and perceived changes in the convenience and quality of competing retail properties and other retailing options such as internet retailers. Income from retail properties and retail property values are also affected by applicable laws and regulations, including tax and zoning laws, and by interest rate levels and the availability and cost of financing, among other factors. Changes in one or more of these factors can lead to a decrease in the revenues generated by our properties and can have a material adverse effect on our financial condition and results of operations.

     WE HAVE SUBSTANTIAL DEBT, WHICH MIGHT INCREASE, AS WELL AS OBLIGATIONS TO PAY DIVIDENDS ON OUR PREFERRED SHARES, AND WE REQUIRE SIGNIFICANT CASH FLOWS TO SATISFY THESE OBLIGATIONS. IF WE ARE UNABLE TO SATISFY THOSE OBLIGATIONS, WE MIGHT BE FORCED TO DISPOSE OF ONE OR MORE PROPERTIES AND THERE COULD BE OTHER NEGATIVE CONSEQUENCES.

     We use a substantial amount of debt to finance our business, and we might incur additional debt under our Credit Facility or otherwise in order to finance acquisitions, to develop or redevelop properties or for other general corporate purposes. If our leverage increases, our debt service costs and our risk of defaulting on our indebtedness might increase. We are also obligated to pay a quarterly dividend of $1.375 per share to the holders of the 2,475,000 11% preferred shares that we issued in connection with our merger with Crown American Realty Trust. If we do not have sufficient cash flow from operations, we might not be able to make all required payments of principal and interest on our debt or to pay distributions on our securities at historical rates, which could have a material adverse effect on our financial condition and results of operations. In addition, increases in interest rates on our existing indebtedness, which includes $402.0 million of variable rate debt as of March 31, 2005, would increase our interest expense, which could adversely affect our cash flow and our ability to make distributions to shareholders.

     Our substantial obligations arising from our indebtedness and the dividends payable on our preferred shares could have negative consequences to our shareholders, including:

    o requiring us to use a significant portion of our cash flow from operations to make interest and principal payments on our debt and dividend payments on our preferred shares rather than for other purposes such as working capital, capital expenditures or dividends on our common shares;

    o harming our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development and redevelopment activities or other general corporate purposes;

    o limiting our flexibility to plan for or react to changes in business and economic conditions; and

    o making us more vulnerable to a downturn in our business or the economy generally.

     Much of our indebtedness does not require significant principal payments prior to maturity. If our debt cannot be paid, refinanced or extended at maturity on acceptable terms, or at all, we might be forced to dispose of one or more of our properties on unfavorable terms, which might result in losses to us and which might adversely affect our cash flow and our ability to make distributions to shareholders.

     Much of our outstanding indebtedness represents obligations of our operating partnership, PREIT Associates, L.P., and entities that we own or control that hold title to our properties. We have mortgaged many of our properties to secure payment of this indebtedness. If we were unable to make the required payments on this indebtedness, a lender could foreclose upon the mortgaged property and receive an assignment of rents and leases or pursue other remedies.

     OUR INVESTMENTS IN DEVELOPMENT AND REDEVELOPMENT PROPERTIES MIGHT NOT YIELD THE RETURNS WE ANTICIPATE, WHICH WOULD HARM OUR OPERATING RESULTS AND REDUCE THE AMOUNT OF FUNDS AVAILABLE FOR DISTRIBUTIONS TO SHAREHOLDERS.

     As a component of our growth strategy, we plan to continue to develop new properties and redevelop existing properties, and we might develop other projects as opportunities arise. To the extent we continue current development or redevelopment projects or enter into new development or redevelopment projects, they will be subject to a number of risks, including, among others:

    o inability to obtain or delays in obtaining required zoning, occupancy and other governmental approvals;

    o expenditure of money and time on projects that might be significantly delayed or might never be completed;

    o  inability to reach projected occupancy and rental rates;

    o inability to obtain mortgage lender or anchor or other property partner approvals, if applicable, for redevelopments;

    o higher than estimated construction costs; cost overruns and timing delays due to lack of availability of materials and labor, weather conditions and other factors outside our control; and

    o inability to obtain permanent financing upon completion of development or redevelopment activities or to refinance construction loans, which are generally recourse to us.

     Unanticipated delays or expenses associated with our development or redevelopment properties could adversely affect the investment returns from these projects and adversely affect our financial condition and results of operations.

     THE COVENANTS IN OUR CREDIT FACILITY MIGHT RESTRICT OUR OPERATIONS OR ACQUISITION ACTIVITIES, WHICH MIGHT HARM OUR ABILITY TO PURSUE NEW BUSINESS INITIATIVES AND HAVE A NEGATIVE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Our Credit Facility currently requires our operating partnership, PREIT Associates, L.P., to satisfy numerous financial covenants. These covenants could reduce our flexibility in conducting our operations by limiting our ability to borrow money and, if we cannot continue to satisfy these covenants, there is a risk of default under the Credit Facility. If we default under the Credit Facility, the lenders could require us to repay the debt immediately, which would have a material adverse effect on our financial condition and results of operations.

     WE MIGHT BE UNABLE TO MANAGE EFFECTIVELY OUR RAPID GROWTH AND EXPANSION IN THE RETAIL SECTOR, WHICH MIGHT RESULT IN DISRUPTIONS TO OUR BUSINESS AND ADDITIONAL EXPENSE.

     We have recently experienced rapid growth and we continue to pursue, in an opportunistic and disciplined manner, acquisitions of additional properties or portfolios of properties that meet the investment criteria we apply, given economic, market and other circumstances. We might not be able to adapt our management and operational systems to our new, larger size and our increased number of retail properties. In 2003, we completed the acquisition of 26 retail properties through our merger with Crown American Realty Trust and the acquisition of six shopping malls from The Rouse Company. The Crown merger has required the integration of two large and complex real estate businesses that formerly operated independently. Following the merger and the acquisition of the six malls, the gross leasable area of our owned, managed or leased retail properties is significantly higher than it was before those transactions. In 2004, we acquired two additional properties and the remaining minority portion of one property already in our portfolio, and we have acquired two additional properties in 2005.



     The integration efforts required in connection with these recent acquisitions and any we may complete in the future are substantial and might cause disruptions in our operations. These efforts might divert management's attention away from day-to-day operations, which could cause us to lose or to be delayed in pursuing business opportunities or activities or could impair our relationships with our current tenants and employees. Also, we could incur unanticipated expenses in connection with these integration activities. Specific risks for our ongoing operations posed by acquisitions we have completed or that we might complete in the future include:

    o we might not achieve the expected operating efficiencies, value-creation potential, economies of scale or other benefits of those transactions;

    o we might not have adequate personnel and financial and other resources to successfully handle our substantially increased operations;

    o  we might not be successful in leasing space in acquired properties;

    o  the combined portfolio might not perform at the level we anticipate;

    o we might experience difficulties and incur unforeseen expenses in connection with assimilating and retaining employees working at acquired properties, and assimilating any acquired properties;

    o we might experience problems and incur unforeseen expenses in connection with upgrading and expanding our systems and processes; and

    o we might incur unexpected liabilities in connection with the properties and businesses we have acquired.

     If we fail to successfully integrate any properties, assets or companies we acquire, and/or fail to realize the intended benefits of any such transactions, our financial condition and results of operations, and our ability to make distributions to shareholders at historical levels, if at all, might be adversely affected.

     THE RETAIL REAL ESTATE INDUSTRY IS HIGHLY COMPETITIVE, AND THIS COMPETITION COULD HARM OUR ABILITY TO OPERATE PROFITABLY.

     Competition in the retail real estate industry is very intense. We compete with other public and private retail real estate companies, including companies that own or manage malls, power centers, lifestyle centers, strip centers, factory outlet centers, or festival centers and community centers, as well as other commercial real estate developers and real estate owners. We compete with these companies to attract customers to our properties, as well as to attract anchor and in-line store tenants. Our malls and our power and strip centers face competition from similar retail centers that are near our retail properties. We also face competition from a variety of different retail formats, including discount or value retailers, home shopping networks, mail order operators, catalogs, telemarketers and internet retailers. This competition could have a material adverse effect on our ability to lease space and on the level of rent that we receive. Increased competition for tenants might also require us to make capital improvements to properties that we would not have otherwise planned to make. Any unbudgeted capital improvements could adversely affect our results of operations.

     WE FACE INCREASING COMPETITION FOR THE ACQUISITION OF PROPERTIES AND OTHER ASSETS, WHICH MIGHT IMPEDE OUR ABILITY TO MAKE FUTURE ACQUISITIONS OR MIGHT INCREASE THE COST OF THESE ACQUISITIONS.

     We compete with many other entities engaged in real estate investment activities for acquisitions of malls and other retail properties, including institutional pension funds, other REITs and other owner-operators of retail properties. These competitors might drive up the price we must pay for properties, other assets or other companies we seek to acquire or might themselves succeed in acquiring those properties, assets or companies. In addition, our potential acquisition targets might find our competitors to be more attractive suitors because they might have greater resources, might be willing to pay more, or might have a more compatible operating philosophy. In particular, larger REITs might enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the available capital resources competing for suitable investment properties might increase. This would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties, our investment returns will be reduced, which will adversely affect the value of our securities.

     RISING OPERATING EXPENSES COULD REDUCE OUR CASH FLOW AND FUNDS AVAILABLE FOR FUTURE DISTRIBUTIONS.

     Our properties and any properties we acquire in the future are and will be subject to operating risks common to real estate in general, any or all of which might negatively affect us. The properties will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repair and maintenance costs and administrative expenses. Although some of our properties are leased on terms that require tenants to pay a portion of the expenses associated with the property, we might not be able to pass along the increased costs, and renewals of leases or new leases might not be negotiated on that basis, in which event we will have to pay those costs. If we are unable to lease properties on a basis requiring the tenants to pay all or some of the expenses associated with the property, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs, which could adversely affect our results of operations. Similarly, if a property is not fully occupied, we would be required to pay a portion of the expenses that are typically paid by our tenants. We cannot assure you that increases in these expenses will not lead our tenants, or prospective tenants, to seek retail space elsewhere. If operating expenses increase, the availability of other comparable retail space in our specific geographic markets might limit our ability to pass these increases through to our tenants, which could adversely affect our results of operations and limit our ability to make distributions to shareholders.

     ANY TENANT BANKRUPTCIES OR LEASING DELAYS OR TERMINATIONS WE ENCOUNTER, PARTICULARLY WITH RESPECT TO OUR ANCHOR TENANTS, COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


     We receive a substantial portion of our operating income as rent under long-term leases with tenants. At any time, any tenant having space in one or more of our properties could experience a downturn in its business that might weaken its financial condition. These tenants might fail to make rental payments when due, delay lease commencement or declare bankruptcy, which could result in the termination of the tenant's lease and, particularly in the case of a key anchor, could result in material losses to us and harm to our results of operations. Also, it might take time to terminate leases of underperforming or nonperforming tenants and we might incur costs to remove such tenants. Some of our tenants occupy stores at multiple locations in our portfolio, and so the effect of any bankruptcy of those tenants might be more significant to us than the bankruptcy of other tenants. In addition, under many of our leases, our tenants pay rent based on a percentage of their sales. Accordingly, declines in these tenants' sales and financial performance directly affects our results of operations. Also, if tenants are unable to comply with the terms of our leases, we might modify lease terms in ways that are unfavorable to us.

     The income we generate from our retail properties depends, to a large extent, on the ability of our anchor tenants to attract customers to our properties. In recent years, the retail industry and retailers that serve as anchor tenants have experienced or are currently experiencing operational changes, consolidation and other ownership changes. For example, Sears, Roebuck & Co. and Kmart Holding Corporation have merged, and Federated Department Stores, Inc. and The May Department Stores Company have announced plans to merge. Such transactions, and any similar transactions in the future, might result in the restructuring of these companies, which could include closures of anchor stores operated by them at our properties. Any such closures could have a negative effect on our properties. In addition to the loss of rental payments from an anchor, a lease termination by an anchor for any reason, a failure by that anchor to occupy the premises or any other cessation of operations by an anchor could result in lease terminations or reductions in rent by other tenants of the same property whose leases permit cancellation or rent reduction if an anchor's lease is terminated or it otherwise ceases occupancy or operations. In that event, we might be unable to re-lease the vacated space in a timely manner or at all. In addition, the leases of some anchors might permit the anchor to transfer its lease to another retailer. The transfer to a new anchor could cause customer traffic in the property to decrease or to be composed of different types of customers, which could reduce the income generated by that property. A transfer of a lease to a new anchor also could allow other tenants to make reduced rental payments or to terminate their leases at the property, which could adversely affect our results of operations.

     If a tenant files for bankruptcy, the tenant might have the right to reject and terminate its leases, and we cannot be sure that it will affirm its leases and continue to make rental payments in a timely manner. A bankruptcy filing by or relating to one of our tenants would bar all efforts by us to collect pre-bankruptcy debts from that tenant, or their property, unless we receive an order permitting us to do so from the bankruptcy court. In addition, we cannot evict a tenant solely because of its bankruptcy. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold might be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims, and there are restrictions under bankruptcy laws that limit the amount of the claim we can make if a lease is rejected. As a result, it is likely that we would recover substantially less than the full value of any unsecured claims we hold, which would adversely affect our financial condition and results of operations. In 2004, a number of tenants that leased space from us in our properties filed for bankruptcy protection, including KB Toys, Inc. and Gadzooks Inc. These tenant bankruptcies adversely affected our financial condition and results of operations.

     WE MIGHT NOT BE SUCCESSFUL IN IDENTIFYING SUITABLE ACQUISITIONS THAT MEET THE CRITERIA WE APPLY, GIVEN ECONOMIC, MARKET OR OTHER CIRCUMSTANCES, WHICH MIGHT IMPEDE OUR GROWTH.

     Integral to our business strategy have been our strategic acquisitions of retail properties. Our ability to expand by means of acquisitions requires us to identify suitable acquisition candidates or investment opportunities that meet the criteria we apply, given economic, market or other circumstances, and are compatible with our growth strategy. We analyze potential acquisitions on a property-by-property and market-by-market basis. We might not be successful in identifying suitable properties or other assets in our existing geographic markets or in markets new to us that meet the acquisition criteria we apply, given economic, market or other circumstances, or in consummating acquisitions or investments on satisfactory terms. An inability to identify or consummate acquisitions could reduce the number of acquisitions we complete and impede our growth, which could adversely affect our results of operations.

     ILLIQUIDITY OF REAL ESTATE INVESTMENTS COULD SIGNIFICANTLY AFFECT OUR ABILITY TO RESPOND TO ADVERSE CHANGES IN THE PERFORMANCE OF OUR PROPERTIES AND HARM OUR FINANCIAL CONDITION.

     Substantially all of our total consolidated assets consist of investments in real properties. Because real estate investments are relatively illiquid, our ability to quickly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand for space, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms we set, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

     Before a property can be sold, we might be required to make expenditures to correct defects or to make improvements. We cannot assure you that we will have funds available to correct those defects or to make those improvements, and if we cannot do so, we might not be able to sell the property, or might be required to sell the property on unfavorable terms. In acquiring a property, we might agree to provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as limitations on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and results of operations.

     WE HAVE ENTERED INTO TAX PROTECTION AGREEMENTS FOR THE BENEFIT OF CERTAIN FORMER PROPERTY OWNERS, INCLUDING SOME LIMITED PARTNERS OF PREIT ASSOCIATES, L.P., THAT MIGHT LIMIT OUR ABILITY TO SELL SOME OF OUR PROPERTIES THAT WE MIGHT OTHERWISE WANT TO SELL, WHICH COULD HARM OUR FINANCIAL CONDITION.

     As the general partner of PREIT Associates, L.P., we have agreed to indemnify certain former property owners, including some who have become limited partners of PREIT Associates, L.P., against tax liability that they might incur if we sell the properties acquired from them within a certain number of years in a taxable transaction. In some cases, these agreements might make it uneconomical for us to sell these properties, even in circumstances in which it otherwise would be advantageous to do so, which could harm our ability to address liquidity needs in the future or otherwise harm our financial condition.

     SOME OF OUR PROPERTIES ARE IN NEED OF MAINTENANCE AND/OR RENOVATION, WHICH COULD HARM OUR OPERATING RESULTS.

     Some of our retail properties, including some of those acquired as part of the 2003 Rouse shopping mall acquisitions and our merger with Crown, were constructed or last renovated more than 10 years ago. Older properties might generate lower rentals or might require significant expense for maintenance and/or renovations, which could harm our results of operations.

     OUR BUSINESS COULD BE HARMED IF RONALD RUBIN, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AND OTHER MEMBERS OF OUR SENIOR MANAGEMENT TEAM TERMINATE THEIR EMPLOYMENT WITH US.

     Our future success depends, to a meaningful extent, upon the continued services of Ronald Rubin, our chairman and chief executive officer, and the services of our corporate management team (including the five-person Office of the Chairman that, in addition to Ronald Rubin, consists of Jonathan Weller, George Rubin, Edward Glickman and Joseph Coradino). Although we have entered into employment agreements with Ronald Rubin and certain other members of our corporate management team, they could elect to terminate those agreements at any time. In addition, although we have purchased a key man life insurance policy in the amount of $5 million to cover Ronald Rubin, we cannot assure you that this would compensate us for the loss of his services. The loss of services of one or more members of our corporate management team could harm our business and our prospects.

     WE HAVE INVESTED AND EXPECT TO INVEST IN THE FUTURE AS A PARTNER IN ACQUIRING OR DEVELOPING PROPERTIES, AND WE MIGHT NOT CONTROL THE MANAGEMENT OR DISPOSITION OF THESE PROPERTIES, OR WE MIGHT BE EXPOSED TO OTHER RISKS.

     We have invested and expect to invest in the future as a partner in the acquisition of existing properties or the development of new properties, in contrast to acquiring properties or developing projects on our own. Entering into partnerships with third parties involves risks not present in the case where we act alone, in that we might not have exclusive control over the acquisition, development, financing, leasing, management and other aspects of the property or project. These limitations might adversely affect our ability to sell these properties at the most advantageous time for us.

     Some of our retail properties are owned by partnerships in which we are a general partner. Under the terms of the partnership agreements, major decisions, such as a sale, lease, refinancing, expansion or rehabilitation of a property, or a change of property manager, require the consent of all partners. Accordingly, because decisions must be unanimous, necessary actions might be delayed significantly and it might be difficult or even impossible to remove a partner that is serving as the property manager. We might not be able to favorably resolve any issues which arise with respect to such decisions, or we might have to provide financial or other inducements to our partners to obtain such resolution. In cases where we are not the controlling partner or where we are only one of the general partners, there are many decisions that do not relate to fundamental matters that do not require our approval and that we do not control. Also, in cases in which we serve as managing general partner of the partnerships that own our properties, we might have certain fiduciary responsibilities to the other partners in those partnerships.

     Business disagreements with partners might arise. We might incur substantial expenses in resolving these disputes. To preserve our investment, we might be required to make commitments to or on behalf of a partnership during a dispute that might not be credited or repaid in full. Moreover, we cannot assure you that our resolution of a dispute with a partner will be on terms that are favorable to us.

     Other risks of investments in partnerships with third parties include:

    o partners might become bankrupt or fail to fund their share of required capital contributions;

    o partners might have business interests or goals that are inconsistent with our business interests or goals;

    o partners might be in a position to take action contrary to our policies or objectives;

    o  we might incur liability for the actions of our partners; and

    o third-party managers might not be sensitive to REIT tax compliance matters.

     WE MIGHT NOT BE ABLE TO OBTAIN CAPITAL TO FINANCE OUR BUSINESS INITIATIVES OR TO FINANCE OUR PARTNERSHIPS WITH THIRD PARTIES.


     We expect to meet certain of our long-term capital requirements, such as acquisitions of properties or other assets, expenses associated with acquisitions, scheduled debt maturities, renovations, expansions and other non-recurring capital improvements, through long-term secured and unsecured indebtedness and the issuance of additional equity securities. The REIT provisions of the Code generally require the distribution to shareholders of 90% of a REIT's net taxable income, excluding net capital gains, which generally leaves insufficient funds to finance major initiatives internally. Our ability to finance our growth using external sources depends, in part, on the availability of credit or of equity capital to us at the time or times we need it. Over the course of the business cycle, there might be times when lenders and equity investors might show less interest in lending to us or investing in our securities. Our Credit Facility has a term that expires in November 2007, with an additional 14 month extension provided there is no event of default at that time. Although we believe, based on current market conditions, that we will be able to finance our business initiatives for the foreseeable future, financing might not be available on acceptable terms, or at all. If we are unable to borrow under our Credit Facility or to arrange for alternative financing, we might be unable to acquire properties, redevelop our existing properties or finance other corporate activities, and our financial condition and results of operations would be adversely affected.

     The profitability of each partnership we enter into with third parties that has short-term financing or debt requiring a balloon payment is dependent on the availability of long-term financing on satisfactory terms. If satisfactory long-term financing is not available, we might have to rely on other sources of short-term financing or equity contributions. Although these partnerships are not wholly-owned by us, we might be required to pay the full amount of any obligation of the partnership that we have guaranteed in whole or in part, or we might elect to pay all of the obligations of such a partnership to protect our equity interest in its properties and assets. This could cause us to utilize a substantial portion of our liquidity sources or funds from operations and could have a material adverse effect on our operating results and reduce amounts available for distribution to shareholders.

     IF WE SUFFER LOSSES THAT ARE NOT COVERED BY INSURANCE OR THAT ARE IN EXCESS OF OUR INSURANCE COVERAGE LIMITS, WE COULD LOSE INVESTED CAPITAL AND ANTICIPATED PROFITS.

     There are some types of losses, including those of a catastrophic nature, such as losses due to wars, earthquakes, floods, hurricanes, pollution and environmental matters, that are generally uninsurable or not economically insurable, or might be subject to insurance coverage limitations, such as large deductibles or co-payments. If one of these events occurred to, or caused the destruction of, one or more of our properties, we could lose both our invested capital and anticipated profits from that property. We also might remain obligated for any mortgage or other financial obligation related to the property. In addition, if we are unable to obtain insurance in the future at acceptable levels and at a reasonable cost, the possibility of losses in excess of our insurance coverage might increase and we might not be able to comply with covenants under our debt agreements, which could adversely affect our financial condition. If any of our properties were to experience a significant, uninsured loss, it could seriously disrupt our operations, delay our receipt of revenue and result in large expenses to repair or rebuild the property. These types of events could adversely affect our cash flow and ability to make distributions to shareholders.

     SOME OF OUR PROPERTIES ARE HELD BY SPECIAL PURPOSE ENTITIES AND ARE NOT GENERALLY AVAILABLE TO SATISFY CREDITORS' CLAIMS IN BANKRUPTCY, WHICH COULD IMPAIR OUR ABILITY TO BORROW.

     Some of our properties are owned or ground-leased by subsidiaries that we created solely to own or ground-lease those properties. The mortgaged properties and related assets are restricted solely for the payment of the related loans and are not available to pay our other debts, which could impair our ability to borrow, which in turn could harm our business.

     PREIT-RUBIN MANAGES PROPERTIES OWNED BY THIRD PARTIES, AND THE LOSS, INTERRUPTION OR TERMINATION OF ONE OR MORE MANAGEMENT CONTRACTS COULD HARM OUR OPERATING RESULTS.

     Risks associated with PREIT-RUBIN's management of properties owned by third parties include:

    o the property owner's termination of the management contract and the corresponding loss of management fee revenue;

    o  loss of the management contract in connection with a property sale;

    o  non-renewal of the management contract after expiration;

    o renewal of the management contract on terms less favorable than current terms;

    o decline in management fees as a result of general real estate market conditions or local market factors; and

    o  claims of losses due to allegations of mismanagement.

The occurrence of one or more of these events could adversely affect our results of operations and financial condition.


THE COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS MAY HARM OUR OPERATING RESULTS.

     Under various federal, state and local laws, ordinances and regulations, an owner, former owner or operator of real estate might be liable for the costs of removal or remediation of hazardous or toxic substances present at, on, under, in or released from its property, regardless of whether the owner, operator or other responsible party knew of or was at fault for the release or presence of hazardous substances. They also might be liable to the government or to third parties for substantial property damage, investigation costs or clean up costs. Even if more than one person might have been responsible for the contamination, each person covered by the environmental laws might be held responsible for all of the clean-up costs incurred. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination might adversely affect the owner's ability to sell or lease real estate or borrow with real estate as collateral. In connection with our ownership, operation, management, development and redevelopment of properties, or any other properties we acquire in the future, we might be potentially liable under these laws and might incur costs in responding to these liabilities.

     From time to time, we respond to inquiries from environmental authorities with respect to properties both currently and formerly owned by us. We are aware of certain environmental matters at some of our properties, including soil and ground water contamination and the presence of asbestos containing materials and underground and above ground storage tanks. We have, in the past, performed remediation of such environmental matters, but we might be required in the future to perform testing relating to these matters and further remediation might be required. As of March 31, 2005, we have reserved $0.2 million for future remediation of these matters, but we might incur costs associated with such remediation that exceed such amount.

     At five of the properties in which we currently have an interest, and at two properties in which we formerly had an interest, environmental conditions have been or continue to be investigated and have not been fully remediated. Groundwater contamination has been found at five of these properties. While the former owners of two of the properties with groundwater contamination presently are remediating such contamination, any failure of such former owners to properly remediate such contamination could result in liability to us for such contamination. Dry cleaning operations were performed at three of the properties. Soil contamination has been identified at two of the properties having dry cleaning operations and groundwater contamination was found at the third property having dry cleaning operations. Although these properties might be eligible under state law for remediation with state funds, we cannot assure you that sufficient funds will be available under state legislation to pay the full costs of any such remediation, and we might incur costs in connection with such remediation.

     Asbestos-containing materials are present in a number of our properties, primarily in the form of floor tiles and adhesives. Fire-proofing material containing asbestos is present at some of our properties in limited concentrations or in limited areas. We have taken certain actions to remediate or to comply with disclosure requirements, as necessary or appropriate, in connection with the foregoing, but we might be required to take additional actions or to make additional expenditures.

     We are aware of environmental concerns at Christiana Power Center Phase II, one of our development properties. The final costs and necessary remediation are not known and might cause us to decide not to develop the property, which would result in us having incurred unnecessary development costs and could have an adverse effect on our operating results. We also are a party to a number of agreements for the purchase of property for development in which initial environmental investigations have revealed environmental risk factors that might require remediation by the owner or prior owners of the property. Such environmental risks might cause us to decide not to purchase such properties, which would result in us having incurred unnecessary development expenses and could adversely affect our results of operations.

     In addition, the malls that we acquired in 2003 as part of our merger with Crown American Realty Trust have some environmental issues. Many of these malls contain, or at one time contained, underground and/or above ground storage tanks used to store waste oils or other petroleum products primarily related to the operation of automobile service center establishments at those malls. In some cases, the underground storage tanks have been abandoned in place, filled in with inert materials or removed and replaced with above ground tanks. Historical records indicate that soil and groundwater contamination from underground tanks and, in one case, a hydraulic lift, required remediation has occurred at five of the malls, and subsurface investigations (Phase II assessments) and remediation work either are ongoing or are scheduled to be conducted at three of those malls. In addition, three of the Crown malls were constructed on sites a portion of which previously had been used as landfills, two were constructed on former strip mines and two formerly had dry cleaning operations on them. There also are minor amounts of asbestos-containing materials in most of the Crown malls, primarily in the form of floor tiles, mastics and roofing materials. Fireproofing and insulation containing asbestos also are present in some of the malls in non-public areas, such as mechanical rooms. Two of the Crown malls also contain wastewater treatment facilities that treat wastewater at the malls before discharge into local streams. Operation of these facilities is subject to federal and state regulation.

     Our environmental liability coverage for the types of environmental liabilities described above, which currently covers liability for pollution and on-site remediation of up to $5 million in any single claim and $5 million in the aggregate, might be inadequate, which could result in our being obligated to fund those liabilities. We might be unable to continue to obtain insurance for environmental matters, at a reasonable cost or at all, in the future.

     In addition to the costs of remediation described above, we might incur additional costs to comply with federal, state and local laws, ordinances and regulations relating to environmental protection and human health and safety generally. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of our tenants, by the existing condition of the land, by operations in the vicinity of the properties (such as the presence of underground storage tanks) or by the activities of unrelated third parties. In addition, there are various federal, state and local fire, health, life-safety and similar regulations that might be applicable to our operations and that might subject us to liability in the form of fines or damages for noncompliance.

RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

     SOME OF OUR OFFICERS HAVE INTERESTS IN PROPERTIES THAT WE MANAGE AND THEREFORE MIGHT HAVE CONFLICTS OF INTEREST THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     We provide management, leasing and development services for partnerships and other ventures in which some of our officers and trustees, including Ronald Rubin, a trustee and our chairman and chief executive officer, and George Rubin, a trustee and a vice chairman, have indirect ownership interests. In addition, we lease substantial office space from Bellevue Associates, an entity in which some of our officers, including the Rubins, have an interest. Our officers who have interests in the other parties to these transactions have a conflict of interest in deciding to enter into these agreements and in negotiating their terms, which could result in our obtaining terms that are less favorable than we might otherwise obtain, which could adversely affect our business.

     LIMITED PARTNERS OF PREIT ASSOCIATES, L.P. MIGHT VOTE ON CERTAIN FUNDAMENTAL CHANGES WE PROPOSE, WHICH COULD INHIBIT A CHANGE IN CONTROL THAT MIGHT OTHERWISE RESULT IN A PREMIUM TO OUR SHAREHOLDERS.

     Our assets generally are held through PREIT Associates, L.P., a Delaware limited partnership of which we are the sole general partner. We currently hold a majority of the outstanding units of limited partnership interest in PREIT Associates. However, PREIT Associates might, from time to time, issue additional units to third parties in exchange for contributions of property to PREIT Associates. These issuances will dilute our percentage ownership of PREIT Associates. Units generally do not carry a right to vote on any matter voted on by our shareholders, although limited partnership interests might, under certain circumstances, be redeemed for our shares. However, before the date on which at least half of the units issued on September 30, 1997 in connection with our acquisition of The Rubin Organization have been redeemed, the holders of units issued on September 30, 1997 are entitled to vote such units together with our shareholders, as a single class, on any proposal to merge, consolidate or sell substantially all of our assets. Our partnership interest in PREIT Associates is not included for purposes of determining when half of the partnership interests issued on September 30, 1997 have been redeemed, nor are they counted as votes. These existing rights could inhibit a change in control that might otherwise result in a premium to our shareholders. In addition, we cannot assure you that we will not agree to extend comparable rights to other limited partners in PREIT Associates.

     MARK E. PASQUERILLA MIGHT HAVE THE ABILITY TO EXERCISE INFLUENCE OVER US AND MIGHT DELAY, DEFER OR PREVENT US FROM TAKING ACTIONS THAT WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

     As of July 19, 2005, Mark E. Pasquerilla and his affiliates owned approximately 5% of our outstanding common shares, assuming the redemption of their units of limited partnership interest in PREIT Associates, L.P. for our common shares. Mr. Pasquerilla also is a member of our board of trustees. Accordingly, Mr. Pasquerilla might be able to exercise influence over the outcome of certain matters such as decisions relating to the election of candidates for the board of trustees and the determination of our day-to-day corporate and management policies, and possibly over the outcome of any proposed merger or consolidation that we consider. Mr. Pasquerilla's ownership interest in us might discourage third parties from seeking to acquire control of us, which might adversely affect the market price of our common shares. As a condition to the Crown merger, Mr. Pasquerilla and certain of his affiliates entered into a standstill agreement limiting their rights in connection with, among other things, a proposed change in control of us. However, we cannot assure you that Mr. Pasquerilla and his affiliates will abide by the terms of the standstill agreement, and the standstill agreement will not prevent Mr. Pasquerilla from voting his shares or taking other actions with respect to matters not covered by the standstill agreement.


     OUR ORGANIZATIONAL DOCUMENTS CONTAIN PROVISIONS THAT MIGHT DISCOURAGE A TAKEOVER OF US AND DEPRESS OUR SHARE PRICE.

     Our organizational documents contain provisions that might have an anti-takeover effect and inhibit a change in our management and the opportunity to realize a premium over the then prevailing market price of our securities. These provisions include:

     (1) There are ownership limits and restrictions on transferability in our trust agreement. In order to protect our status as a REIT, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly or constructively, by five or fewer individuals, and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our trust agreement prohibits any shareholder from owning more than 9.9% of our outstanding shares of beneficial interest (exclusive of preferred shares) or more than 9.9% of any class or series of preferred shares. The trust agreement also prohibits transfers of shares that would cause a shareholder to exceed the 9.9% limit or cause us to be beneficially owned by fewer than 100 persons. Our board of trustees might exempt a person from the 9.9% ownership limit if they receive a ruling from the Internal Revenue Service or an opinion of counsel or tax accountants that exceeding the 9.9% ownership limit as to that person would not jeopardize our tax status as a REIT. Absent an exemption, this restriction might:

       o discourage, delay or prevent a tender offer or other transactions or a change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders; or

       o compel a shareholder who had acquired more than 9.9% of our shares to transfer the additional shares to a trust and, as a result, to forfeit the benefits of owning the additional shares.

     (2) Our trust agreement permits our board of trustees to issue preferred shares with terms that might discourage a third party from acquiring our company. Our trust agreement permits our board of trustees to create and issue multiple classes and series of preferred shares, and classes and series of preferred shares having preferences to the existing shares on any matter, without a vote of shareholders, including preferences in rights in liquidation or to dividends and option rights, and other securities having conversion or option rights, and might authorize the creation and issuance by our subsidiaries and affiliates of securities having conversion and option rights in respect of our shares. Our trust agreement further provides that the terms of such rights or other securities might provide for disparate treatment of certain holders or groups of holders of such rights or other securities. The issuance of such rights or other securities could have the effect of delaying or preventing a change in control over us, even if a change in control were in our shareholders' interest.

     (3) Our staggered board of trustees might affect the ability of a shareholder to take control of our company. Our board of trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three year terms upon the expiration of the term of the respective class. The staggered terms for trustees might affect the ability of a shareholder to take control of us, even if a change in control were in the best interests of our shareholders.

     In addition, we have adopted a shareholder rights plan that might discourage, delay or prevent a tender offer or other transaction that might involve a premium price for our shares or otherwise be in the best interests of our shareholders.

RISKS RELATED TO THE REAL ESTATE INDUSTRY

     MANY FACTORS, INCLUDING NEGATIVE PERCEPTIONS OF THE RETAIL SECTOR GENERALLY, CAN HAVE AN ADVERSE EFFECT ON THE MARKET VALUE OF OUR SECURITIES.

     As is the case with other publicly traded companies, a number of factors might adversely affect the price of our securities, many of which are beyond our control. These factors include:

    o Increases in market interest rates, relative to the dividend yield on our shares. If market interest rates go up, prospective purchasers of our securities might require a higher yield. Higher market interest rates would not, however, result in more funds for us to distribute to shareholders and, to the contrary, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our shares to go down.

    o Anticipated benefit of an investment in our securities as compared to investment in securities of companies in other industries (including benefits associated with tax treatment of dividends and distributions).

    o Perception by market professionals of REITs generally and REITs in the retail market segment in particular. Our portfolio of properties consists almost entirely of retail properties and we expect to continue to focus on acquiring retail centers in the future.

    o Perception by market participants of our potential for payment of cash distributions and for growth.

    o  Level of institutional investor interest in our securities.

    o  Relatively low trading volumes in securities of REITs.

    o  Our results of operations and financial condition.

    o  Investor confidence in the stock market generally.

     The market value of our common shares is based primarily upon the market's perception of our growth potential and our current and potential future earnings and cash distributions. Consequently, our common shares might trade at prices that are higher or lower than our net asset value per common share. If our future earnings or cash distributions are less than expected, it is likely that the market price of our common and preferred shares will diminish.

     LEGISLATIVE ACTIONS, HIGHER INSURANCE AND NEW ACCOUNTING PRONOUNCEMENTS COULD INCREASE OUR OPERATING EXPENSES AND AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     In order to comply with the Sarbanes-Oxley Act of 2002 as well as changes to listing standards adopted by the New York Stock Exchange, we have been and continue to incur certain costs and expenses, including hiring additional personnel and utilizing additional outside legal, accounting and advisory services. These activities increase our operating expenses. In addition, insurers might increase premiums as a result of our increased size or other factors or changes in the marketplace, so our costs for our insurance policies, including our directors' and officers' insurance policies, might increase. We cannot predict the effect that new accounting pronouncements might have on our results of operations. Any such accounting pronouncements also could result in the incurrence of additional professional fees.

     POSSIBLE TERRORIST ACTIVITY OR OTHER ACTS OF VIOLENCE OR WAR COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war, might result in declining economic activity, which could harm the demand for goods and services offered by our tenants and the value of our properties and might adversely affect the value of an investment in our securities. A decrease in retail demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates. Terrorist activities also could directly affect the value of our properties through damage, destruction or loss, and the availability of insurance for such acts might be lower, or cost more, which could adversely affect our financial condition and results of operations. To the extent that our tenants are affected by future attacks, their businesses similarly could be adversely affected, including their ability to continue to meet obligations under their existing leases. These acts might erode business and consumer confidence and spending, and might result in increased volatility in national and international financial markets and economies. Any one of these events might decrease demand for real estate, decrease or delay the occupancy of our new or redeveloped properties, and limit our access to capital or increase our cost of raising capital. Also, we might face higher operating expenses. For example, it might cost more in the future than in the past for physical security, property/casualty and liability insurance and property maintenance. As a result of the terrorist attacks and other market conditions, the cost of premiums for insurance coverage might be significantly higher when it is time to renew our coverage, which could increase our operating expenses and negatively affect our results of operations and our cash flow.

TAX RISKS

     IF WE WERE TO FAIL TO QUALIFY AS A REIT, OUR SHAREHOLDERS WOULD BE ADVERSELY AFFECTED.

          We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. To qualify as a REIT, however, we must comply with certain highly technical and complex requirements under the Internal Revenue Code, which is more complicated in the case of a REIT such as ours that holds its assets primarily in partnership form. We cannot be certain we have complied with these requirements because there are very limited judicial and administrative interpretations of these provisions, and even a technical or inadvertent mistake could jeopardize our REIT status. In addition, facts and circumstances that might be beyond our control might affect our ability to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification.

          If we were to fail to qualify as a REIT, we would be subject to federal income tax on our taxable income at regular corporate rates. Also, unless the Internal Revenue Service granted us relief under statutory provisions, we would remain disqualified from treatment as a REIT for the four taxable years following the year during which we first failed to qualify. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to shareholders and for debt service. In addition, we would no longer be required to make any distributions to shareholders. If there were a determination that we do not qualify as a REIT, there would be a material adverse effect on our results of operations and there could be a material reduction in the value of our common and preferred shares.

     We might be unable to comply with the strict income distribution requirements applicable to REITs, or compliance with such requirements could adversely affect our financial condition.

          To obtain the favorable tax treatment associated with qualifying as a REIT, we are required each year to distribute to our shareholders at least 90% of our net taxable income. In addition, we are subject to a tax on any undistributed portion of our income at regular corporate rates and might also be subject to a 4% excise tax on this undistributed income. We could be required to seek to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions are not favorable for borrowing, which could adversely affect our financial condition and results of operations.



                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares by the selling shareholders, nor will any of the proceeds be available for our use or otherwise for our benefit.

                              SELLING SHAREHOLDERS

         The following table provides the names of the selling shareholders as of the date of this prospectus, any position held with the Company and the number of shares beneficially owned by each such holder on that date. Because the selling shareholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that will be owned by each selling shareholder after completion of the offering to which this prospectus relates.

         The shares offered by this prospectus may be offered from time to time by the selling shareholders named below or by their pledgees, donees, transferees, partners or other successors in interest.


------------------------------------------------------------------------------------------------------------------------
                                                                                  Number of Shares
                                                                                 Beneficially Owned     Number of Shares
            Name                           Position with Company                Prior to Offering (1)        Offered
            ----                           ----------------------               ---------------------   ----------------
------------------------------------------------------------------------------------------------------------------------
Ronald Rubin                  Chairman, Chief Executive Officer and Trustee           1,532,161  (2)            423,584
                              of PREIT
------------------------------------------------------------------------------------------------------------------------
George Rubin                  Trustee; Vice Chairman of PREIT since June                749,888  (3)            119,057
                              2004; President of PREIT Services, LLC and
                              PREIT-RUBIN from September 1997 to June 2004
------------------------------------------------------------------------------------------------------------------------
Leonard Shore                 Executive Vice President - Special Projects of            226,085  (4)            111,363
                              PREIT and Executive Vice President of PREIT
                              Services, LLC
------------------------------------------------------------------------------------------------------------------------
Joseph Coradino               President of PREIT Services, LLC and                      142,308  (5)             19,133
                              PREIT-RUBIN since June 2004; Executive Vice
                              President - Retail Division of PREIT from December
                              2001 to June 2004; Executive Vice President -
                              Retail Division and Treasurer of PREIT-RUBIN from
                              November 1998 to June 2004
-----------------------------------------------------------------------------------------------------------------------
Lewis Stone                   None                                                      137,988  (6)             94,117
-----------------------------------------------------------------------------------------------------------------------
Gerald Broker                 None                                                       38,478  (7)             15,683
-----------------------------------------------------------------------------------------------------------------------
Patricia Berns                None                                                       46,466  (8)             12,623
-----------------------------------------------------------------------------------------------------------------------
Edward Glickman               President, Chief Operating Officer and Trustee            245,626  (9)             11,272
                              of PREIT since June 2004; Executive Vice
                              President and Chief Financial Officer of PREIT
                              from September 1997 to June 2004
-----------------------------------------------------------------------------------------------------------------------
Joseph Straus, Jr.            None                                                       29,730 (10)              6,336
-----------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------
                                                                                  Number of Shares
                                                                                 Beneficially Owned     Number of Shares
            Name                           Position with Company                Prior to Offering (1)        Offered
            ----                           ----------------------               ---------------------   ----------------
------------------------------------------------------------------------------------------------------------------------
Alan Feldman                  None                                                       17,187 (11)              4,214
-----------------------------------------------------------------------------------------------------------------------
Douglas Grayson               Executive Vice President - Development of PREIT            55,582 (12)              5,529
                              since March 2002; Executive Vice President -
                              Development of PREIT-RUBIN from October 1998 to
                              March 2002
-----------------------------------------------------------------------------------------------------------------------
Eric Mallory                  None                                                       17,406 (13)              4,225
-----------------------------------------------------------------------------------------------------------------------
James Paterno                 None                                                       13,118 (14)              3,177
-----------------------------------------------------------------------------------------------------------------------
Judith Garfinkel              None                                                       37,453 (15)             17,783
-----------------------------------------------------------------------------------------------------------------------
David Bryant                  Senior Vice President - Asset Management of PREIT          29,857 (16)              1,277
-----------------------------------------------------------------------------------------------------------------------
Susan Kirchoff                None                                                        4,196 (17)              1,040
-----------------------------------------------------------------------------------------------------------------------
Timothy Rubin                 Senior Vice President - Anchor Leasing                     17,569 (18)              8,186
-----------------------------------------------------------------------------------------------------------------------
Non-QTIP Marital Trust        N/A                                                       266,933 (20)            217,927
under Will of Richard I.
Rubin (19)
-----------------------------------------------------------------------------------------------------------------------
Pan American Office           N/A                                                         5,227 (22)              5,227
Investments, L.P. (21)
-----------------------------------------------------------------------------------------------------------------------
Arthur H. Kaplan              N/A                                                        86,618 (23)             86,618
-----------------------------------------------------------------------------------------------------------------------
         TOTAL                                                                        3,699,876               1,168,370
-----------------------------------------------------------------------------------------------------------------------

(1) Class A and Class B units of limited partnership in PREIT Associates, L.P. are redeemable by PREIT at the election of the limited partner holding the units at the time and for the consideration set forth in the limited partnership agreement of PREIT Associates, L.P. In general, and subject to exceptions and limitations, beginning one year following the respective issue dates, "qualifying parties" may give one or more notices of redemption with respect to all or any part of the Class A units then held by that party. Class B units are redeemable at the option of the holder at any time after issuance. If a notice of redemption is given, PREIT has the right to elect to acquire the units tendered for redemption for PREIT's own account, either in exchange for the issuance of a like number of shares in PREIT, subject to adjustments for stock splits, recapitalizations and like events, or a cash payment equal to the average of the closing prices of PREIT's shares on the ten consecutive trading days immediately before PREIT's receipt of the notice of redemption.

(2) Includes 158,004 shares that Ronald Rubin owns directly, 1,057,390 Class A units of limited partnership interest in PREIT Associates, L.P. (221,080 of which are held by the Non-QTIP Marital Trust U/W of Richard
         I. Rubin (the "Marital Trust"), of which Ronald Rubin and George Rubin are beneficiaries, and 2,776 of which are owned by a corporation of which Ronald Rubin is the sole shareholder) that are redeemable for cash or, at PREIT's option, for a like number of shares, 150,000 shares subject to exercisable options, 7,835 shares held by a trust of which Ronald Rubin is a trustee, and 153,705 Class A units that are not redeemable until February 1, 2006 (45,853 of which are held by the Marital Trust). Includes 5,227 Class A units held by Pan American Office Investments, L.P. Ronald Rubin controls and holds substantial ownership interests in Pan American Office Investments, L.P.

(3) Includes 101,815 shares that George F. Rubin owns directly, 527,729 Class A units of limited partnership interest in PREIT Associates, L.P. (221,080 of which are held by the Marital Trust) that are redeemable for cash or, at PREIT's option, for a like number of shares, 25,000 shares subject to exercisable options, and 7,835 shares held by a trust of which Mr. Rubin is a trustee. Also includes 900 shares held by a trust, the beneficiary of which is Mr. Rubin's daughter, 500 shares held by Mr. Rubin's spouse, as to both of which Mr. Rubin disclaims beneficial ownership, and 86,109 Class A units that are not redeemable until February 1, 2006 (45,853 of which are held by the Marital Trust). Excludes 5,227 Class A units held by Pan American Office Investments, L.P. George Rubin holds limited partnership interests in Pan American Office Investments, L.P.

(4) Includes 196,363 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT's option, for a like number of shares, and 27,716 Class A units that are not redeemable until February 1, 2006.

(5) Includes 104,889 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT's option, for a like number of shares.

(6) Includes 110,272 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT's option, for a like number of shares, and 27,716 Class A units that are not redeemable until February 1, 2006.

(7) Includes 38,478 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT's option, for a like number of shares.

(8) Includes 46,466 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT's option, for a like number of shares.

(9) Includes 68,918 shares that Mr. Glickman owns directly, 56,708 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT's option, for a like number of shares, and 120,000 shares subject to exercisable options.

(10) Includes 29,730 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT's option, for a like number of shares.

(11) Includes 17,187 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT's option, for a like number of shares.

(12) Includes 23,917 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREITs option, for a like number of shares.

(13) Includes 17,406 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT's option, for a like number of shares.

(14) Includes 13,118 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT's option, for a like number of shares.

(15) Includes 11,472 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT's option, for a like number of shares, and 15,280 Class A units that are not redeemable until February 1, 2006.

(16) Includes 6,021 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT's option, for a like number of shares and 2,500 shares subject to exercisable options.

(17) Includes 4,196 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT's option, for a like number of shares.

(18) Includes 8,186 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until February 1, 2006.

(19) Ronald Rubin and George Rubin are beneficiaries of the Marital Trust. Ronald Rubin and George Rubin disclaim beneficial ownership of the securities held by the Marital Trust except to the extent of their respective pecuniary interests therein.

(20) Includes 221,080 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash, or at PREIT's option, for a like number of shares, and 45,853 Class A units that are not redeemable until February 1, 2006.

(21) Ronald Rubin controls and holds substantial ownership interests in Pan American Office Investments, L.P. George Rubin holds limited partnership interests in Pan American Office Investments, L.P.

(22) Includes 5,227 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until June 2, 2005.

(23) Includes 86,618 Class A units of limited partnership interest in PREIT Associates, L.P.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

         The following summary of the material terms of our shares of beneficial interest does not include all of the terms of the shares and should be read together with our trust agreement and by-laws and with applicable Pennsylvania law. In addition, this summary includes a description of our 11% Non-Convertible, Senior Preferred Shares, par value $0.01 per share, liquidation preference $50.00 per share (the "11% preferred shares"). Accordingly, you should read the form of the designating amendment to our trust agreement for those preferred shares. Our trust agreement and by-laws and the form of designating amendment are incorporated by reference into the registration statement of which this prospectus is a part.

AUTHORIZED CAPITAL STOCK

         Under our trust agreement, we have the authority to issue up to 100,000,000 shares of beneficial interest, $1.00 par value per share, and up to 25,000,000 preferred shares.

SHARES OF BENEFICIAL INTEREST

         VOTING, DIVIDEND AND OTHER RIGHTS. Subject to the provisions of our trust agreement regarding "Excess Shares" (See "--REIT Ownership Limitations and Transfer Restrictions Applicable to Shares of Beneficial Interest and 11% Preferred Shares"), (1) the holders of our shares are entitled to one vote per share on all matters voted on by shareholders, including elections of trustees, and (2) subject to the rights of holders of any preferred shares, including the 11% preferred shares, the holders of our shares are entitled to a pro rata portion of any distributions declared from time to time by our board of trustees from funds available for those distributions, and upon liquidation are entitled to receive pro rata all of the assets available for distribution to those holders. See "-- 11% Preferred Shares--Dividends and --Liquidation." The majority of shares voting on a matter at a meeting at which at least a majority of the outstanding shares are present in person or by proxy constitutes the act of the shareholders, except with respect to the election of trustees (see below). Our trust agreement permits the holders of securities of our affiliates to vote with our shareholders on specified matters, and our trustees have granted that right to certain holders of currently outstanding PREIT Partnership Units with respect to fundamental changes in us (i.e., mergers, consolidations and sales of substantially all of our assets). See "- Summary of the Operating Partnership Agreement and PREIT Partnership Units - Authorization of PREIT Partnership Units and Voting Rights." Shareholders do not have any pre-emptive rights to purchase our securities.

         Our trust agreement provides that our board of trustees may authorize the issuance of multiple classes and series of shares of beneficial interest and, subject to the rights of the holders of the 11% preferred shares, classes and series of preferred shares having preferences to the existing shares in any matter, including rights in liquidation or to dividends and option rights (including shareholder rights plans), and other securities having conversion or option rights, and may authorize the creation and issuance by our subsidiaries and affiliates of securities having conversion and option rights in respect of shares. Accordingly, the rights of holders of existing shares of beneficial interest are subject and junior to preferred rights, including the rights of holders of the 11% preferred shares, as to dividends and in liquidation (and other such matters) and to the extent set forth in any subsequently authorized preferred shares or class of preferred shares.

         BOARD OF TRUSTEES. Our board of trustees is divided into three classes serving staggered three-year terms. Our trust agreement does not provide for cumulative voting in the election of trustees, and the candidates receiving the highest number of votes are elected to the office of trustee.

         TRUSTEE NOMINATION PROCESS. Our trust agreement provides that nominations for election to the office of trustee at any annual or special meeting of shareholders shall be made by the trustees, or by petition in writing delivered to the secretary not fewer than 35 days before the meeting signed by the holders of at least two percent of the shares outstanding on the date of the petition. Nominations not made in accordance with these procedures will not be considered unless the number of persons nominated is fewer than the number of persons to be elected to the office of trustee at the meeting. In this latter event, any person entitled to vote in the election of trustees may make nominations at the meeting for the trustee positions that would not otherwise be filled.

11% PREFERRED SHARES

         In connection with our merger with Crown American Realty Trust, we issued 2,475,000 preferred shares to the former holders of Crown's 11% preferred shares that are identical in all material respects to the former Crown 11% preferred shares. The number of 11% preferred shares may be decreased by our board from time to time, though not below the number of 11% preferred shares then outstanding.

         RANK. With respect to dividend rights and rights upon liquidation, dissolution or winding up, the 11% preferred shares rank senior to all classes or series of our equity securities, except that the 11% preferred shares will rank on a parity with additional preferred shares that we may issue with terms specifically providing that the new preferred shares rank on a parity with the 11% preferred shares with respect to dividend rights or rights upon our liquidation, dissolution or winding up, if the aggregate liquidation preference of the additional preferred shares and the 11% preferred shares together do not exceed $123,750,000.

         DIVIDENDS. Holders of the 11% preferred shares will be entitled to receive, when, as and if declared by our board of trustees, out of funds legally available for the payment of dividends, cumulative, preferential cash dividends in an amount per share equal to $5.50 per annum. Each dividend will be payable to holders of record as they appear on our transfer books on the record date as provided below.

         In addition, holders of the 11% preferred shares may be eligible to receive additional dividends ("Additional Dividends") from time to time if our "Total Debt" (as defined in the designating amendment) exceeds the product of
6.5 times "EBITDA" (as defined in the designating amendment) (the "Leverage Ratio") without the consent of the holders of at least 50% of the 11% preferred shares outstanding at that time. Holders who consent to a waiver of this restriction will be paid a consent fee. If required to be paid, Additional Dividends will be for an amount per share equal to 0.25% of the Preferred Liquidation Preference Amount (as defined below) on an annualized basis for the first quarter with respect to which an Additional Dividend is due. For each quarter after that initial due date that we continue to exceed the permitted Leverage Ratio, the Additional Dividend will increase by an amount per share equal to an additional 0.25% of the Preferred Liquidation Preference Amount on an annualized basis. However, the maximum total dividend on the 11% preferred shares, including any Additional Dividends, will not at any time exceed 13% of the Preferred Liquidation Preference Amount per annum.

         If any 11% preferred shares are outstanding, we will not declare, pay, or set apart for payment dividends on our common shares or any other series ranking, as to dividends, on a parity with or junior to the 11% preferred shares for any period unless we contemporaneously declare and pay, or declare and set apart funds sufficient to pay, full cumulative dividends (including any Additional Dividends) on the 11% preferred shares for all past dividend periods and the then current dividend period. If we do not pay dividends in full or set apart a sum sufficient for full payment on the 11% preferred shares and the shares of any series of preferred shares ranking on a parity as to dividends with the 11% preferred shares, we will declare, pro rata, all dividends on the 11% preferred shares and any series of preferred shares ranking on a parity as to dividends with the 11% preferred shares so that the amount of dividends that we declare per share on the 11% preferred shares and such other series of preferred shares will in all cases bear to each other the same ratio that accrued and unpaid dividends per 11% preferred share and such other series of preferred shares bear to each other. We will not pay any interest, or sum of money in lieu of interest, in respect of any dividend payment or payments on the 11% preferred shares that may be in arrears.

         Except as provided in the immediately preceding paragraph, unless we contemporaneously have declared and paid, or declared and set apart funds sufficient to pay, full cumulative dividends (including any Additional Dividends) on the 11% preferred shares for all past dividend periods and the then current dividend period, we will not declare and pay, or declare and set apart for payment, any dividends on our capital shares ranking junior to or on a parity with the 11% preferred shares as to dividends, other than distributions payable in our common shares or other capital shares ranking junior to the 11% preferred shares as to dividends and upon our liquidation, dissolution or winding up. In that event, we also will not redeem, purchase, or otherwise acquire for any consideration any of our common shares or any other capital shares ranking junior to or on a parity with the 11% preferred shares as to dividends or upon our liquidation, dissolution or winding up, nor will we pay any moneys to or make moneys available for a sinking fund for the redemption of any such shares, except by conversion into or exchange for other of our capital shares ranking junior to the 11% preferred shares as to dividends and upon our liquidation, dissolution and winding up.

         Any dividend that we pay on the 11% preferred shares will first be credited against the earliest accrued but unpaid dividend due with respect to the 11% preferred shares that remains payable.

         LIQUIDATION RIGHTS. If we are liquidated or dissolved, or if our operations are wound up, the holders of the 11% preferred shares will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference equal to the sum of $50.00 per share plus an amount equal to any accrued and unpaid dividends on the 11% preferred shares
- whether or not earned or declared - to the date of payment (the "Preferred Liquidation Preference Amount"), before we distribute any assets to holders of our common shares or any other capital shares that rank junior to the 11% preferred shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the 11% preferred shares will have no right or claim to any of our remaining assets.

         If we have made liquidating distributions in full to all holders of the 11% preferred shares, our remaining assets will be distributed among the holders of any other classes or series of capital shares ranking junior to the 11% preferred shares upon our liquidation, dissolution or winding up according to their respective rights and preferences and in each case according to their respective number of shares.

         Our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up for purposes of liquidation rights.

         REDEMPTION. We may not redeem the 11% preferred shares before July 31, 2007, except under certain limited circumstances to preserve our status as a REIT. See "--REIT Ownership Limitations and Transfer Restrictions Applicable to Shares of Beneficial Interest and 11% Preferred Shares." On and after July 31, 2007, we, at our option - to the extent we have legally available funds - and upon not less than 30 nor more than 60 days written notice, may redeem the 11% preferred shares, in whole or in part, at any time or from time to time, during the periods and at the redemption prices shown below plus any accrued and unpaid dividends to the date of redemption:

                                                          Redemption Price
              Redemption Period                        Per 11% Preferred Share
              -----------------                        -----------------------
              July 31, 2007 through July 30, 2009               $52.50
              July 31, 2009 through July 30, 2010               $51.50
              On or after July 31, 2010                         $50.00

         Notwithstanding the foregoing, unless we contemporaneously have declared and paid, or declared and set aside a sum sufficient for the payment of, full cumulative dividends on all outstanding 11% preferred shares for all past dividend periods and the then current dividend period, (1) we will not redeem any 11% preferred shares unless we redeem all outstanding 11% preferred shares simultaneously and (2) we will not purchase or otherwise acquire directly or indirectly through a subsidiary or otherwise, any 11% preferred shares; except that we may purchase or otherwise acquire 11% preferred shares through a purchase or exchange offer made on the same terms to holders of all outstanding 11% preferred shares.

         If we redeem fewer than all of the outstanding 11% preferred shares, then we will determine the number of shares to be redeemed and those shares may be redeemed pro rata from their record holders either in proportion to the number of shares held by those holders - as nearly as may be practicable without creating fractional 11% preferred shares - or under any other equitable method that we determine to use.

         We will retire and restore to the status of authorized and unissued preferred shares, without designation as to series, all 11% preferred shares that we redeem. After doing so, we may reissue them as any series of preferred shares.

         The 11% preferred shares have no stated maturity and will not be subject to any sinking fund.

         VOTING RIGHTS. Holders of the 11% preferred shares do not have any voting rights, except as described below or as otherwise required by law. Subject to the provisions of our trust agreement regarding Excess Shares (see "--REIT Ownership Limitations and Transfer Restrictions Applicable to Shares of Beneficial Interest and 11% Preferred Shares"), in any matter in which the holders of the 11% preferred shares may vote, including any action by written consent, each holder will be entitled to one vote per share. The holders of each share may separately designate a proxy for the vote to which that share is entitled.

         Whenever dividends on any 11% preferred shares have been in arrears for six or more quarterly dividend periods - regardless of whether the periods are consecutive - the holders of 11% preferred shares (voting separately as a class with all other series of preferred shares upon which rights to vote on such matter with the 11% preferred shares have been conferred and are then exercisable) will be entitled to vote for the election of two additional members of our board of trustees. This vote may occur at a special meeting called by the holders of record of at least 10% of the 11% preferred shares and any other preferred shares, if any (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders). In addition, this vote may occur at the next annual meeting of shareholders, and at each annual meeting after that annual meeting. These voting rights expire when we have paid, or declared and set aside a sum sufficient for the payment of, all dividends accumulated on the 11% preferred shares for past dividend periods and the then current dividend period. In this event, the entire board will be increased by two trustees, each of whom will be elected to serve until the earlier of (1) the election and qualification of the trustee's successor or (2) payment of the dividend arrearage for the 11% preferred shares.

         If any trustee elected by the holders of the 11% preferred shares ceases to serve as a trustee before the trustee's term expires, the holders of the 11% preferred shares - and any other series of preferred shares, if any, entitled to vote on such matter, as described above - then outstanding may, at a special meeting of the holders called as provided above, elect a successor to hold office for the unexpired term of the trustee whose place is vacant.

         While any 11% preferred shares remain outstanding, we will not (1) without the affirmative vote of, or consent of the holders of all of, the 11% preferred shares outstanding at the time (such series voting separately as a class), authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the 11% preferred shares with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (2) without the affirmative vote of, or consent of the holders of at least two-thirds of, the 11% preferred shares outstanding at the time (such series voting separately as a class), amend, alter or repeal the provisions of our trust agreement, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the 11% preferred shares or the holders thereof. Any increase in the amount of the authorized preferred shares, or the creation or issuance of any other series of preferred shares, or any increase in the amount of authorized shares of preferred shares or any other series of preferred shares, in each case ranking on a parity with or junior to the 11% preferred shares with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the 11% preferred shares.

         The foregoing voting provisions will not apply if, at or before the time when the act with respect to which such vote would otherwise be required is effected, we have redeemed or called for redemption upon proper notice all outstanding 11% preferred shares and we have deposited in trust an amount of funds sufficient to effect the redemption.

SHAREHOLDER RIGHTS PLAN

         The following summary of the Rights Agreement, dated as of April 30, 1999, as the same may be amended from time to time (the "Rights Agreement"), between us and American Stock Transfer and Trust Company, does not include all of the terms of the Rights Agreement. On February 21, 2005, we appointed Wells Fargo Bank, National Association as the successor rights agent (the "Rights Agent") under the Rights Agreement. You should read this summary together with the Rights Agreement, as amended, which is incorporated by reference into the registration statement of which this prospectus is a part.

         The description and terms of the rights issuable under our shareholder rights plan are set forth in the Rights Agreement. Each right entitles its registered holder to purchase from us one share at a price of $70.00 (the "Exercise Price"), subject to certain adjustments.

         The rights, unless earlier redeemed or exchanged by our board of trustees, become exercisable upon the close of business on the day (the "Distribution Date") that is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person"), with certain exceptions set forth below, has acquired beneficial ownership or voting control of 15% or more of our outstanding voting shares, and (ii) the tenth business day (or such later date as may be determined by our board of trustees before any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or public announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the acquisition of beneficial ownership or voting control of 15% or more of our outstanding voting shares (even if no shares actually are acquired as part of that offer). The rights will expire at the close of business on March 31, 2009, unless we redeem or exchange them earlier as described below.

         Unless we redeem or exchange the rights, if a person or group of affiliated or associated persons becomes an Acquiring Person, each holder of record of a right, other than the Acquiring Person (whose rights will become null and void), will have the right to pay the Exercise Price in return for shares having a market value equal to double the Exercise Price. In addition, after a person or group becomes an Acquiring Person, if we were to undergo a change of control, each holder of record of a right, other than the Acquiring Person (whose rights will become null and void), will have the right to pay the Exercise Price in return for shares of the acquiring entity having a market value equal to double the Exercise Price.

         At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and before the Acquiring Person acquires 50% or more of our outstanding voting shares, our board of trustees may exchange the rights (other than rights owned by the Acquiring Person, which will have become null and void), in whole or in part, at an exchange ratio of one share per right (subject to adjustment).

         The rights have anti-takeover effects in that they will cause substantial dilution to a person or group of affiliated or associated persons that attempts to acquire our shares on terms not approved by our board of trustees. The rights should not interfere with any merger or other business combination approved by our board of trustees because we may redeem the rights at $0.001 per right at any time until the close of business on the tenth day (or such later date as described above) after a person or group has obtained beneficial ownership or voting control of 15% or more of our voting shares.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our shares of beneficial interest and for the 11% preferred shares is Wells Fargo Shareowner Services.

LIMITED LIABILITY OF SHAREHOLDERS

         Our trust agreement provides that shareholders, to the fullest extent permitted by applicable law, are not liable for any act, omission or liability of a trustee and that the trustees have no power to bind shareholders personally. Nevertheless, there may be liability in some jurisdictions that may decline to recognize a business trust as a valid organization. With respect to all types of claims in any such jurisdiction, and with respect to tort claims, certain contract claims and possible tax claims in jurisdictions where the business trust is treated as a partnership for certain purposes, shareholders may be personally liable for such obligations to the extent that we do not satisfy those claims. We conduct substantially all of our business that is in jurisdictions other than the Commonwealth of Pennsylvania in entities recognized in the relevant jurisdiction to limit the liability of equity owners. We carry insurance in amounts that we deem adequate to cover foreseeable tort claims.

SUMMARY OF THE OPERATING PARTNERSHIP AGREEMENT AND PREIT PARTNERSHIP UNITS

         The following summary of the First Amended and Restated Agreement of Limited Partnership of PREIT Associates, L.P., as amended (the "Operating Partnership Agreement"), and PREIT Partnership Units does not include all of the terms of the Operating Partnership Agreement or the PREIT Partnership Units, so you should read the summary together with the Operating Partnership Agreement, which is incorporated by reference into the registration statement of which this prospectus is a part.

         GENERAL. We are the sole general partner of PREIT Associates. When PREIT Associates initially was organized on September 30, 1997, we contributed to PREIT Associates, or to entities wholly owned by PREIT Associates, the real estate interests that we owned, directly or indirectly, or the economic benefits of those real estate interests, in exchange for a general partnership interest in PREIT Associates and a number of Class A PREIT Partnership Units that equaled, in the aggregate, the number of our shares of beneficial interest issued and outstanding on September 30, 1997. In addition, as part of our merger with Crown American Realty Trust, PREIT Associates issued to us a number of 11% Senior Preferred PREIT Partnership Units, representing another class of PREIT Partnership Units, equal to the number of 11% preferred shares that we issued in the merger. The number of 11% PREIT Partnership Units issued will at any time always equal the number of 11% preferred shares outstanding at that time.

         MANAGEMENT. Under the Operating Partnership Agreement, we, as the sole general partner of PREIT Associates, have the authority, to the exclusion of the limited partners, to make all management decisions on behalf of PREIT Associates. In addition, we, as general partner, may cause PREIT Associates to create and issue additional classes of limited or preferred partner interests with terms different from the limited partner and general partner interests currently outstanding. We have agreed in the Operating Partnership Agreement to conduct substantially all of our business activities through PREIT Associates unless a majority in interest of the PREIT Partnership Units (exclusive of PREIT Partnership Units that we own) consent to the conduct of business activities outside PREIT Associates.

         AUTHORIZATION OF PREIT PARTNERSHIP UNITS AND VOTING RIGHTS. The Operating Partnership Agreement authorizes the issuance of an unlimited number of PREIT Partnership Units in one or more classes. Holders of PREIT Partnership Units are entitled to distributions from PREIT Associates as and when made by us as the general partner. Because we are required to make distributions on the Class A PREIT Partnership Units that we hold directly or indirectly at the times and in the amounts required to allow us to make distributions to our shareholders necessary to preserve our status as a REIT for federal income tax purposes, we anticipate that the other holders of PREIT Partnership Units will receive those distributions at the approximate time, and in the same amounts, as we declare and pay dividends to our shareholders.

         Holders of PREIT Partnership Units generally have no right to vote on any matter voted on by holders of our shares except that, before the date on which at least half of the PREIT Partnership Units issued on September 30, 1997 in connection with the organization of PREIT Associates have been redeemed, the holders of PREIT Partnership Units issued and outstanding on September 30, 1997 are entitled to vote those PREIT Partnership Units and additional PREIT Partnership Units that they may have received and may receive in the future in transactions that were the subject of the September 30, 1997 issuance, along with our shareholders as a single class, on any proposal to merge, consolidate, or sell substantially all of our assets. Our PREIT Partnership Units are not included for purposes of determining when half of the PREIT Partnership Units issued and outstanding on September 30, 1997 have been redeemed, nor are they counted as votes. If the holders of our shares vote on such a transaction, and holders of PREIT Partnership Units are entitled to vote on the transaction, then each covered PREIT Partnership Unit will be entitled to one vote for each share issuable by us upon the redemption of such PREIT Partnership Unit and the necessary vote to effect such action shall be the sum of an absolute majority of the outstanding PREIT Partnership Units entitled to vote on such matter and the applicable vote of the holders of our outstanding shares. The required aggregate vote may be met by any combination of holders of PREIT Partnership Units or shares.

         The Operating Partnership Agreement also provides that we may not engage in a fundamental transaction (e.g., a merger) unless, by the terms of the fundamental transaction, the PREIT Partnership Units are treated in the same manner as that number of shares for which they are exchangeable upon notice of redemption are treated. Holders of PREIT Partnership Units also have the right to vote on certain amendments to the Operating Partnership Agreement. In addition, so long as any 11% PREIT Partnership Units remain outstanding, PREIT Associates will not (1) without the affirmative vote of, or consent of the holders of all of, the 11% PREIT Partnership Units outstanding at the time, authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the 11% PREIT Partnership Units with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (2) without the affirmative vote of, or consent of the holders of at least two-thirds of, the 11% PREIT Partnership Units outstanding at the time (such series voting separately as a class), amend, alter or repeal the provisions of the Operating Partnership Agreement, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the 11% PREIT Partnership Units or of the holders of the 11% PREIT Partnership Units. Any increase in the amount of the authorized preferred units, or the creation or issuance of any other series of preferred units, or any increase in the amount of authorized shares of preferred units or any other series of preferred units, in each case ranking on a parity with or junior to the 11% PREIT Partnership Units with respect to payment of dividends or the distribution of assets upon PREIT Associates' liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the 11% PREIT Partnership Units.

         REDEMPTION RIGHTS. Class A and Class B PREIT Partnership Units are redeemable by PREIT Associates at the election of a limited partner holding the units, at such time, and for such consideration, as provided in the Operating Partnership Agreement. In general, and subject to certain exceptions and limitations, holders of Class A PREIT Partnership Units (other than us and our subsidiaries) may, beginning one year following the respective issue dates, give one or more notices of redemption with respect to all or any part of the Class A PREIT Partnership Units so received and then held by such party. Class B PREIT Partnership Units are redeemable at the option of the holder at any time after issuance. The 11% PREIT Partnership Units will be redeemable in the same amounts and during the same time periods as the 11% preferred shares. See "--11% Preferred Shares--Redemption."

         If a notice of redemption is given, we may elect to acquire the PREIT Partnership Units tendered for redemption for our own account, either in exchange for the issuance of a like number of shares (subject to adjustments for stock splits, recapitalizations, and like events) or a cash payment equal to the average closing price of the shares over the ten consecutive trading days immediately before we receive, in our capacity as general partner of PREIT Associates, the notice of redemption. If we decline to exercise such right, then on the tenth day following tender for redemption, PREIT Associates will pay a cash amount equal to the number of Class A or Class B PREIT Partnership Units so tendered multiplied by such average closing price. PREIT Associates is required to distribute to us such additional amounts as we may need at any time to pay the redemption price of the 11% preferred shares, and that payment also will be treated as payment of the redemption price of the same number of 11% PREIT Partnership Units, which also will be redeemed.

         RANKING; LIQUIDATION. The 11% PREIT Partnership Units will, with respect to distribution rights and rights upon liquidation, rank senior to the other PREIT Partnership Units. Upon liquidation of PREIT Associates, each holder of an 11% PREIT Partnership Unit will be entitled to receive a liquidation preference equal to $50.00 per unit, plus any accrued and unpaid dividends on the 11% PREIT Partnership Unit before payment or distribution of any amounts to holders of other PREIT Partnership Units.

REIT OWNERSHIP LIMITATIONS AND TRANSFER RESTRICTIONS APPLICABLE TO SHARES OF BENEFICIAL INTEREST AND 11% PREFERRED SHARES

         Among the requirements for qualification as a REIT under the Internal Revenue Code are (1) not more than 50% in value of our outstanding shares, including our shares of beneficial interest and the 11% preferred shares (after taking into account options to acquire shares), may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year, (2) our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and (3) certain percentages of our gross income must be from particular activities. In order to continue to qualify as a REIT under the Internal Revenue Code, our trustees have adopted, and our shareholders have approved, provisions of our trust agreement that restrict the ownership and transfer of shares (the "Ownership Limit Provisions").

         The Ownership Limit Provisions provide that no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9% of any separate class of our shares. For this purpose, our shares of beneficial interest and the 11% preferred shares are treated as separate classes. Our trustees may exempt a person from the Ownership Limit Provisions after obtaining a ruling from the Internal Revenue Service or an opinion of counsel or our tax accountants to the effect that such ownership will not jeopardize our status as a REIT.

         Issuance or transfers of shares in violation of the Ownership Limit Provisions, or that would cause us to be beneficially owned by fewer than 100 persons, are void ab initio and the intended transferee acquires no rights to the shares.

         If a purported transfer or other event occurs that would, if effective, result in the ownership of shares in violation of the Ownership Limit Provisions, our trust agreement provides that such transfer or other event with respect to that number of shares that would be owned by the transferee in excess of the Ownership Limit Provisions, automatically are exchanged for an equal number of Excess Shares (as defined in our trust agreement), to the extent necessary to ensure that the purported transfer or other event does not result in the ownership of shares in violation of the Ownership Limit Provisions. Any purported transferee or other purported holder of Excess Shares is required to give us written notice of a purported transfer or other event that would result in the issuance of Excess Shares.

         Excess Shares are not treasury shares but rather continue as issued and outstanding shares of beneficial interest. While outstanding, Excess Shares will be held in trust. We will serve as the trustee of that trust. The purported holder of the Excess Shares will be entitled to designate the beneficiary of the Trust. A holder of Excess Shares is not entitled to any dividends or distributions. If, after the purported transfer or other event resulting in an exchange of shares of beneficial interest for Excess Shares, and before our discovery of that exchange, we pay any dividends or distributions on the shares that were exchanged for Excess Shares, then the holder of the Excess Shares will be required to repay those dividends or distributions to us upon demand. Holders of Excess Shares will participate ratably (based on the total number of shares and Excess Shares) if we undergo any liquidation, dissolution or winding up. Except as required by law, holders of Excess Shares are not entitled to vote such shares on any matter. While Excess Shares are held in trust, any interest in that trust may be transferred by the trustee only to a person whose ownership of shares will not violate the Ownership Limit Provisions, at which time the Excess Shares automatically will be exchanged for the same number of shares of the same type and class as the shares for which the Excess Shares were originally exchanged. Before any transfer of any interest in the Excess Shares held in trust, the purported transferee or other purported holder, as the case may be, must give us advance notice of the intended transfer and we must waive in writing our purchase rights, described below. Our trust agreement contains provisions designed to ensure that the purported transferee or other purported holder of Excess Shares does not receive in return for such a transfer an amount that reflects any appreciation in the shares for which Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid to us. If the foregoing restrictions are determined to be invalid by any court of competent jurisdiction then the intended transferee or holder of any Excess Shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the Excess Shares and to hold the Excess Shares on our behalf.

         Our trust agreement further provides that a purported transfer of Excess Shares shall be deemed to be offered for sale to us at the lesser of (1) the price paid for the shares by the purported transferee or, in the case of a gift, devise or other transaction, the market price for such shares at the time of such gift, devise or other transaction or (2) the market price for the shares on the date we or our designee exercise our or its option to purchase the Excess Shares. We may purchase such Excess Shares during a 90-day period, beginning on the date of the violative transfer if the original transferee-shareholder gives notice to us of the transfer or, if no notice is given, the date our board of trustees determines that a violative transfer or other event resulting in an exchange of shares for the Excess Shares has occurred.

         Each shareholder, upon demand, is required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as our board of trustees deems necessary to comply with the provisions of our trust agreement or the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. Certificates representing shares of any class or series issued after September 29, 1997 will bear a legend referring to the restrictions described above.

CERTAIN PROVISIONS AFFECTING A CHANGE IN CONTROL

         In addition to our shareholder rights plan, the following may deter a potential acquiror from acquiring our shares:

         OWNERSHIP LIMITS AND RESTRICTIONS ON TRANSFERABILITY. In order to protect our status as a REIT, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly or constructively, by five or fewer individuals and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our trust agreement prohibits any shareholder from owning more than 9.9% of our outstanding shares of beneficial interest (exclusive of preferred shares) or more than 9.9% of any class or series of preferred shares. Our trust agreement also prohibits transfers of shares that would cause a shareholder to exceed the 9.9% limit or cause us to be beneficially owned by fewer than 100 persons. Our board of trustees may exempt a person from the 9.9% ownership limit if our board receives a ruling from the Internal Revenue Service or an opinion of counsel or tax accountants that exceeding the 9.9% ownership limit as to that person would not jeopardize our status as a REIT. Absent an exemption, this restriction may discourage a tender offer or other transaction or change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders.

         STAGGERED BOARD. Our board of trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three year terms upon the expiration of the term of the respective class. The staggered terms for trustees may affect a shareholder's ability to take control of us, even if a change in control were in the best interests of our shareholders.

         MULTIPLE CLASSES AND SERIES OF SHARES OF BENEFICIAL INTEREST. Our trust agreement permits our board of trustees to create and issue multiple classes and series of preferred shares and classes and series of preferred shares having preferences to the existing shares on any matter, including rights in liquidation or to dividends and option rights (including shareholder rights plans), and other securities having conversion or option rights and may authorize the creation and issuance by our subsidiaries and affiliates of securities having conversion and option rights in respect of our shares. Our trust agreement further provides that the terms of such rights or other securities may provide for disparate treatment of certain holders or groups of holders of such rights or other securities. Our issuance of such rights or preferred shares could delay or prevent someone from acquiring control of us, even if a change in control were in the best interests of our shareholders.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes the federal income tax considerations that may be material to an owner of shares of PREIT. The discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations; nor does it cover all aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws (including, but not limited to, (1) insurance companies, (2) tax-exempt entities, (3) financial institutions, (4) broker-dealers, (5) foreign corporations, (6) persons who are not citizens or residents of the United States, (7) trusts, estates, regulated investment companies, other REITs, or S corporations, (8) persons subject to the alternative minimum tax, (9) persons holding their shares as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction, (10) persons holding the shares through a partnership or similar pass-through entity, (11) persons with a "functional currency" other than the U.S. dollar, (12) U.S. expatriates and (13) persons who do not hold the shares as a capital asset).

THIS DISCUSSION IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, TAX ADVICE. YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OWNERSHIP OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF PREIT

         GENERAL. If PREIT qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it currently distributes to shareholders but PREIT's shareholders will generally be taxed at ordinary income rates on dividends that they receive other than dividends designated by PREIT as capital gain dividends or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose individual stockholders are currently taxed on dividends they receive at capital gains rates. In general, income earned by a REIT and distributed to its shareholders will be subject to less overall federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax at capital gain rates.

         While PREIT is generally not subject to corporate income taxes on income that PREIT distributes currently to shareholders, PREIT will be subject to federal tax as follows:

         1. PREIT will be taxed at regular corporate rates on any "REIT taxable income." REIT taxable income is the taxable income of a REIT subject to specified adjustments, including a deduction for dividends paid.

         2. Under some circumstances, PREIT may be subject to the "alternative minimum tax" due to PREIT's undistributed items of tax preference and alternative minimum tax adjustments, if any.

         3. If PREIT has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, PREIT will be subject to tax at the highest corporate rate on this income.

         4. PREIT's net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

         5. If PREIT fails to satisfy either the 75% or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, PREIT will be subject to a tax equal to the gross income attributable to the greater of (1) the amount by which 75% of PREIT's gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% (or, in the case of taxable years beginning on or after October 22, 2004, 95%) of PREIT's gross income exceeds the amount of PREIT's income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction reflecting the ratio of PREIT's net income to its gross income.

         6. PREIT generally will be subject to a 4% excise tax on any shortfall to the extent PREIT fails to distribute during each calendar year (or pay income taxes on) at least the sum of:

         o  85% of PREIT's ordinary income for the year;

         o  95% of PREIT's capital gain net income for the year; and

         o  any undistributed taxable income from prior calendar years.

         7. PREIT will be subject to a 100% penalty tax on amounts received by PREIT (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements among PREIT, its tenants and/or a taxable REIT subsidiary of PREIT, as further described below, are not comparable to similar arrangements among unrelated parties.

         8. If PREIT acquires any assets from a taxable C corporation in a carry-over basis transaction, PREIT could be liable for specified tax liabilities inherited from that C corporation with respect to that corporation's "built-in gain" in its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time PREIT acquired the asset. Applicable Treasury regulations, however, allow PREIT to avoid the recognition of gain and the imposition of corporate-level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a C corporation unless and until PREIT disposes of that built-in gain asset during the 10-year period following its acquisition, at which time PREIT would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

         If PREIT is subject to taxation on its REIT taxable income or is subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a C corporation, some of the dividends PREIT pays to its shareholders may be subject to tax at the reduced capital gains rates, rather than ordinary income rates.

         In addition, notwithstanding PREIT's status as a REIT, PREIT may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, each of PREIT's taxable REIT subsidiaries (as further described below) is subject to federal corporate income tax on its net income.

         REQUIREMENTS FOR REIT QUALIFICATION. The Internal Revenue Code generally defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding shares of which are owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year; (7) that makes an election to be a REIT for the current taxable year or previously has made such an election which has not been terminated or revoked; and (8) that meets certain other tests, described below, regarding the nature of its income and assets. The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. PREIT's trust agreement contains certain restrictions regarding the transfers of its shares and provides certain disclosure requirements for 1% or greater shareholders that are intended to assist PREIT in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that PREIT will be able to satisfy these share ownership requirements. If PREIT fails to satisfy these ownership requirements, PREIT will fail to qualify as a REIT.

         In addition, PREIT must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder. To qualify for REIT tax treatment with respect to any taxable year, PREIT cannot have at the end of that taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year.

         A REIT is permitted to have wholly owned subsidiaries. Such a subsidiary will constitute a "qualified REIT subsidiary" unless the REIT elects to have it treated instead as a "taxable REIT subsidiary." A qualified REIT subsidiary is not treated as a separate entity for federal income tax purposes. Rather, all the assets, liabilities and items of income, deductions and credit of a qualified REIT subsidiary are treated as if they were those of the REIT. A qualified REIT subsidiary is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

         A REIT is also generally permitted to own any percentage of the stock of a "taxable REIT subsidiary," provided that the aggregate value of the REIT's interests in taxable REIT subsidiaries does not exceed 20% of the value of the REIT's gross assets and the aggregate value of the REIT's interests in its taxable REIT subsidiaries and the securities of other issuers does not exceed 25% of the value of the REIT's gross assets. Provided that certain limitations on operating activities are satisfied, an entity that is taxable as a corporation and is wholly or partially owned by a REIT will qualify as a "taxable REIT subsidiary" if both the REIT and the subsidiary so elect. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. If a REIT receives dividends from a taxable REIT subsidiary, then dividends from the REIT to its noncorporate shareholders, to the extent attributable to the taxable REIT subsidiary dividends, generally will be eligible to be subject to tax at reduced capital gains rates, rather than taxed at ordinary income rates.

         A REIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner and is deemed to receive its proportionate share of the income of the partnership. Thus, PREIT's proportionate share of the assets, liabilities and items of income of PREIT Associates, L.P. and each of the real estate partnerships and other pass-through entities in which PREIT Associates holds an interest (the "Subsidiary Partnerships") will be treated as assets, liabilities and items of income of PREIT for purposes of applying the requirements described herein, provided that PREIT Associates and the Subsidiary Partnerships are treated as partnerships for federal income tax purposes.

         INCOME TESTS. To maintain its qualification as a REIT, a REIT must satisfy two gross income requirements each year. First, at least 75% of a REIT's gross income each year (other than gross income from prohibited transactions) must be derived directly or indirectly from investments in real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of a REIT's gross income each year (other than gross income from prohibited transactions) must be derived from the same items that qualify under the 75% income test, and/or from dividends, interest and gain from the sale or disposition of stock or securities.

         Rents will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the particular property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

         PREIT does not anticipate receiving rents that fail to meet these conditions in amounts that, together with other types of nonqualifying income earned by PREIT, would cause PREIT to fail to satisfy the gross income tests.

         In addition, for rents to qualify as "rents from real property," PREIT generally must not furnish or render more than a de minimis amount of services to tenants, other than through an "independent contractor" from whom PREIT derives no revenue or through a taxable REIT subsidiary. The "independent contractor" requirement, however, does not apply to the extent the services provided by PREIT are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." If the impermissible tenant service income (which is the greater of the amount actually received from an impermissible service to tenants or 150% of the cost of such service) that PREIT receives with respect to a property exceeds 1% of PREIT's total income from that property, then all of the income from that property will fail to qualify as rents from real property. Although PREIT-RUBIN, which, together with PREIT Services, LLC, comprise PREIT's commercial property development and management business, renders services with respect to rental properties of PREIT Associates and the Subsidiary Partnerships, and PREIT-RUBIN does not constitute an "independent contractor" for this purpose, PREIT believes that the services being provided by PREIT-RUBIN with respect to these properties in past years have been usual or customary and should not otherwise be considered "rendered to the occupant." Moreover, for years beginning after December 31, 2000, PREIT and PREIT- RUBIN have elected for PREIT-RUBIN to be treated as a taxable REIT subsidiary. PREIT believes that the aggregate amount of any nonqualifying income in any taxable year earned by PREIT Associates and the Subsidiary Partnerships has not caused, and will not cause, PREIT to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

         PREIT Associates owns all of the outstanding shares of PREIT-RUBIN. As a taxable REIT subsidiary, PREIT-RUBIN is taxable as a regular corporation. PREIT-RUBIN performs management, development and leasing services for PREIT Associates and other real estate owned in whole or in part by third parties. The third-party income earned by and taxed to PREIT-RUBIN would be nonqualifying income if earned directly by PREIT. As a result of the corporate structure, all third-party and other services income will be earned by and taxed to PREIT-RUBIN at applicable federal and state corporate income tax rates and will be received by PREIT only indirectly as dividends, after reduction by these taxes. Any such dividends will be qualifying income under the 95% test but will not be qualifying income for purposes of the 75% test.

         If PREIT fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Internal Revenue Code. It is not possible, however, to state whether in all circumstances PREIT would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

         ASSET TESTS. PREIT, at the close of each quarter of its taxable year, must satisfy several tests relating to the nature of its assets: (1) at least 75% of the value of PREIT's total assets must be represented by "real estate assets," cash, cash items and government securities; (2) not more than 25% of PREIT's total assets may be represented by securities other than those in the 75% asset class; (3) of the investments included in the 25% asset class (other than shares of a taxable REIT subsidiary or a qualified REIT subsidiary), the value of any one issuer's securities owned by PREIT may not exceed 5% of the value of PREIT's total assets (the "5% test"), and PREIT may not own more than 10% of the vote or value of any one issuer's outstanding securities aside from certain kinds of debt instruments (the "10% test"); and (4) not more than 20% of PREIT's total assets may be represented by the securities of one or more taxable REIT subsidiaries.

         PREIT believes that it has complied, and anticipates that it will continue to comply, with these asset tests. PREIT is deemed to hold directly its proportionate share of all real estate and other assets of PREIT Associates and all assets deemed owned by PREIT Associates through its ownership of partnership interests in other partnerships. As a result, PREIT believes that more than 75% of its assets are real estate assets. In addition, PREIT does not plan to hold any securities other than securities in a qualified REIT subsidiary or taxable REIT subsidiary of PREIT representing more than 10% of the vote or value of any one issuer's common stock, or securities of any one issuer the value of which exceeds 5% of the value of PREIT's gross assets. Further, PREIT does not plan to hold securities of taxable REIT subsidiaries that, in the aggregate, exceed 20% of the total value of PREIT's assets. As previously discussed, PREIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

         After initially meeting the asset tests at the close of any quarter, PREIT will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. PREIT intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take any other action within 30 days after the close of any quarter as may be required to cure any noncompliance. No assurance can be given, however, that this other action will always be successful.

         For taxable years beginning after October 22, 2004, a REIT that fails the 5% or 10% tests at the close of any quarter without curing such failure within 30 days after the close of such quarter is excused if (a) the value of the assets causing the failure does not exceed the lesser of 1% of the total value of the REIT's assets at the end of the relevant quarter or $10,000,000 and
(b) within six months after the last day of the quarter in which the REIT identifies the failure, the REIT either disposes of the assets causing the failure or otherwise satisfies the 5% and 10% tests. In addition, a REIT that fails the 5% or 10% tests in a taxable year may nevertheless qualify as a REIT if (a) the REIT provides the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect,
(c) the REIT pays a tax equal to the greater of (i) $50,000 or (ii) the highest rate of corporate tax imposed (currently 35%) on the net income generated by the assets causing the failure during the period of the failure and (d) within six months after the last day of the quarter in which the REIT identifies the failure, the REIT either disposes of the assets causing the failure or otherwise satisfies the 5% and 10% tests.

         ANNUAL DISTRIBUTION REQUIREMENTS. To qualify as a REIT, PREIT generally must distribute to its shareholders each year at least 90% of its REIT taxable income (computed without the dividends paid deduction and excluding net capital gains) and 90% of PREIT's net income after tax, if any, from foreclosure property, minus the sum of certain items of noncash income. Distributions must generally be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if PREIT declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, PREIT will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before PREIT timely files its tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that PREIT does not distribute all of its net capital gain or distributes at least 90%, but less than 100% of its REIT taxable income, as adjusted, PREIT will be subject to tax on the undistributed amounts at regular corporate tax rates. In addition, PREIT may be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if PREIT fails to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of PREIT's REIT ordinary income for such year, (2) 95% of PREIT's REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods.

         PREIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, PREIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by PREIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

         PREIT believes that it has made, and expects to continue to make, timely distributions sufficient to satisfy the annual 90% distribution requirement. It is possible, however, that PREIT, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement and to avoid all corporate-level taxes. In that event, PREIT may arrange for short-term, or possibly long-term, borrowing (by itself or by PREIT Associates) to meet the 90% distribution requirement and avoid the corporate-level taxes.

         Under some circumstances, PREIT may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in PREIT's deduction for dividends paid for the earlier year. Thus, PREIT may be able to avoid being taxed on amounts distributed as deficiency dividends. However, PREIT will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         FAILURE TO QUALIFY. For taxable years beginning after October 22, 2004, if PREIT would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, its qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and PREIT pays a tax of $50,000 for the violation. The immediately preceding sentence does not apply, however, to violations of the income tests or the 5% and 10% tests described above, each of which has other specific relief provisions that are described above. PREIT has also taken certain other steps to attempt to ensure its continued compliance with the tests applicable to REITs.

         If PREIT fails to qualify for taxation as a REIT in any taxable year, PREIT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. If PREIT fails to qualify as a REIT, it will not be required to make any distributions to its shareholders and any distributions that are made will not be deductible by PREIT. As a result, PREIT's failure to qualify as a REIT would significantly reduce both the cash available for distributions by PREIT to its shareholders and its earnings. In addition, if PREIT fails to qualify as a REIT, all distributions to shareholders, to the extent of PREIT's current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that shareholders taxed as individuals currently would be taxed on those dividends at capital gains rates and corporate shareholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, PREIT also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances PREIT would be entitled to this statutory relief.

         LIMITATIONS APPLICABLE TO TAXABLE REIT SUBSIDIARIES. Certain provisions of the Internal Revenue Code are designed to curtail a REIT's ability to minimize the taxable income of any taxable REIT subsidiary, such as PREIT-RUBIN. A 100% tax will apply to any excessive interest expense or other deductions paid by a taxable REIT subsidiary to the REIT and to any amounts by which the taxable REIT subsidiary undercharges tenants of the REIT. Also, there are limitations on the deductibility of interest by highly leveraged taxable REIT subsidiaries.

INCOME TAXATION OF PREIT ASSOCIATES, THE SUBSIDIARY PARTNERSHIPS AND THEIR PARTNERS

         The following discussion summarizes certain federal income tax considerations applicable to PREIT's investment in PREIT Associates and the Subsidiary Partnerships:

         CLASSIFICATION OF PREIT ASSOCIATES AND SUBSIDIARY PARTNERSHIPS AS PARTNERSHIPS. PREIT will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of PREIT Associates (including PREIT Associates' share of the income or losses of the Subsidiary Partnerships) only if PREIT Associates and the Subsidiary Partnerships (collectively, the "Partnerships") are classified for federal income tax purposes as partnerships rather than as associations taxable as corporations. The Partnerships have not elected, and do not intend to elect, to be taxable for federal income tax purposes as corporations. Accordingly, under applicable "check-the-box" regulations, they should be classified as partnerships for federal income tax purposes.

         PARTNERSHIP ALLOCATIONS. Although a partnership agreement generally will determine the allocation of income and losses among partners, the allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder as to substantial economic effect and other requirements.

         If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. PREIT Associates' allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

         TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES. The properties contributed directly or indirectly to PREIT Associates have generally been appreciated as of the time of contribution, and it is likely that properties contributed in the future will also be appreciated. Under Section 704(c) of the Internal Revenue Code, items of income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner so that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. The partnership agreements of the Partnerships require allocations of income, gain, loss and deduction attributable to the contributed property to be made in a manner that is consistent with Section 704(c) of the Internal Revenue Code. If the Partnerships sell contributed property at a gain or loss, the gain or loss will be allocated to the contributing partner(s) generally to the extent of the precontribution unrealized gain or loss.

         DEPRECIATION. The Partnerships' assets other than cash consist in substantial part of appreciated property contributed by partners in PREIT Associates. Assets contributed to a partnership in a tax-free transaction carry over their depreciation schedules. Accordingly, the Partnerships' depreciation deductions for their real property are based in substantial part on the historic depreciation schedules for the properties. The properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any real property purchased by the Partnerships will be depreciated over at least 39 years, and land is nondepreciable. In certain instances where a partnership interest rather than real estate is contributed to the Partnership, the real estate may not carry over its depreciation schedule but rather may, similarly, be subject to the lengthier depreciation period.

         Section 704(c) of the Internal Revenue Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Depreciation with respect to any property purchased by PREIT Associates or its Subsidiary Partnerships subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Partnerships.

         SALE OF PARTNERSHIP PROPERTY. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements, PREIT's share as a partner of any gain realized by the Partnerships on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. The prohibited transaction income could also have an adverse effect upon PREIT's ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includable in a property's net sales price. The Partnerships intend to hold properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing properties and to make occasional sales of the properties as are consistent with PREIT's and PREIT Associates' investment objectives. No assurance can be given, however, that no property sale by the Partnerships will constitute a sale of inventory or other property held primarily for sale to customers.

TAXATION OF SHAREHOLDERS

         TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As long as PREIT qualifies as a REIT, distributions made to PREIT's taxable domestic shareholders (or "U.S. shareholders") out of current or accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) will be taken into account by them as ordinary income (at graduated federal income tax rates up to 35%). In determining the extent to which a distribution constitutes a dividend for tax purposes, PREIT's earnings and profits will be allocated first to distributions with respect to its preferred shares and then to its common shares. Corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. Dividends paid by a REIT will generally not constitute qualified dividends that are taxed at the federal capital gain tax rates (up to only 15%) that are generally applicable to dividend income earned by individuals from non-REIT C corporations, except to the extent the REIT dividends are attributable to dividend income earned by the REIT or are attributable to other REIT income on which certain income taxes have been paid by the REIT. PREIT does not anticipate that any substantial amount of its dividends will constitute qualified dividends.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted basis of the shareholder's shares. Rather, such distributions will reduce the adjusted basis of such shares. To the extent that distributions exceed the adjusted basis of a U.S. shareholder's shares, the distributions will be taxable as capital gains, assuming the shares are a capital asset in the hands of the U.S. shareholder.

         Distributions will generally be taxable, if at all, in the year of the distribution. However, if PREIT declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, PREIT will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

         PREIT may elect to designate distributions of its net capital gain as "capital gain dividends." Capital gain dividends are taxed to PREIT's U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the shareholders have held their shares. If PREIT designates any portion of a dividend as a capital gain dividend, the amount that will be taxable to the shareholder as capital gain will be detailed to U.S. shareholders on Internal Revenue Service Form 1099-DIV. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

         Instead of paying capital gain dividends, PREIT may elect to require shareholders to include PREIT's undistributed net capital gains in their income. If PREIT makes such an election, U.S. shareholders (1) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (2) will be deemed to have paid their proportionate share of the tax paid by PREIT on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. shareholder of PREIT's shares will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. PREIT's earnings and profits will be adjusted appropriately.

         PREIT must classify portions of its designated capital gain dividend into the following categories:

         1. a 15% gain distribution, which will be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

         2. an unrecaptured Section 1250 gain distribution, which will be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

         Distributions made by PREIT and gain arising from the sale or exchange by a U.S. shareholder of PREIT's shares will not be treated as passive activity income, and as a result, U.S. shareholders of PREIT's shares generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from PREIT generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder of PREIT's shares may elect to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gain or income will be taxed at ordinary income tax rates. U.S. shareholders of PREIT's shares may not include in their individual income tax returns any of PREIT's net operating losses or capital losses. PREIT's operating or capital losses would be carried over by PREIT for potential offset against future income, subject to applicable limitations. PREIT will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. In general, a domestic shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on the disposition and (2) the shareholder's adjusted basis of the shares. The gain or loss generally will constitute long-term capital gain or loss if the shareholder has held the shares for more than one year. For an individual shareholder, a long-term capital gain will generally be taxable at a maximum rate of 15%.

         Loss upon a sale or exchange of shares by a shareholder who has held the shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from PREIT required to be treated by the shareholder as long-term capital gain (including both 15%- and 25%-rate gain).

         TAXATION OF TAX-EXEMPT SHAREHOLDERS. PREIT does not expect that distributions by PREIT to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, for a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in PREIT's shares will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

         Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI as to any trust which is described in
Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

         A REIT is a "pension held REIT" if it meets the following two tests:

         1. it would not have qualified as a REIT but for Section 856(h)(3) of the Internal Revenue Code, which provides that shares owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

         2. either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts, each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

The percentage of any REIT dividend from a "pension held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI.

         Based on the current estimated ownership of PREIT's common and preferred shares and as a result of certain limitations on transfer and ownership of common and preferred shares contained in PREIT's trust agreement, PREIT does not expect to be classified as a "pension held REIT."

         TAXATION OF NON-U.S. SHAREHOLDERS. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of these rules. Prospective Non-U.S. Shareholders should consult with their own tax advisor to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements. In particular, Non-U.S. Shareholders who are engaged in a trade or business in the United States, and Non-U.S. Shareholders who are individuals and who were present in the United States for 183 days or more during the tax year and have a "tax home" in the United States, may be subject to tax rules different from those described below.

         Distributions that are not attributable to gain from sales or exchanges by PREIT of U.S. real property interests and not designated by PREIT as capital gain dividends or qualified dividend income will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of PREIT. These distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax or the dividends are treated as effectively connected with the conduct by the Non-U.S. Shareholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate Non-U.S. Shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. PREIT expects to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a Non-U.S. Shareholder unless:

         o a lower treaty rate applies and the Non-U.S. Shareholder furnishes an Internal Revenue Service Form W-8BEN to PREIT evidencing eligibility for that reduced rate; or

         o the Non-U.S. Shareholder furnishes an Internal Revenue Service Form W-8ECI to PREIT claiming that the distribution is effectively connected income.

         Distributions in excess of current and accumulated earnings and profits of PREIT will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of the shares. To the extent that these distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of the amounts from the Internal Revenue Service if it is subsequently determined that the distribution was, in fact, in excess of current or accumulated earnings and profits of PREIT.

         PREIT may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies or the Non-U.S. Shareholder is not liable for tax on the receipt of that distribution. However, a Non-U.S. Shareholder may seek a refund of these amounts from the Internal Revenue Service if the Non-U.S. Shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

         PREIT generally will be required to withhold and remit to the Internal Revenue Service 35% of all distributions, if any, to Non-U.S. Shareholders that are, or could be, designated as capital gain dividends. Distributions can be designated as capital gains to the extent of PREIT's net capital gain for the taxable year of the distribution. The amount withheld is creditable against the Non-U.S. Shareholder's United States federal income tax liability.

         Although the law is not entirely clear on the matter, it appears that amounts of undistributed capital gain that are designated by PREIT as deemed distributions (as discussed under "Taxation of Taxable Domestic Shareholders" above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by PREIT of capital gain dividends. Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by PREIT on the undistributed capital gains (and to receive from the Internal Revenue Service a refund to the extent their proportionate share of the tax paid by PREIT were to exceed their actual United States federal income tax liability).
Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by PREIT of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the Non-U.S. Shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. Shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation.

         For taxable years of PREIT beginning after October 22, 2004, the rules described in the preceding two paragraphs generally do not apply, however, to capital gain dividends paid on any class of PREIT's stock that is regularly traded on an established securities market in the United States if the Non-U.S. Shareholder does not own more than 5% of that class of stock. If such a less-than-5% Non-U.S. Shareholder receives a capital gain dividend on such a class of PREIT stock, the dividend will be treated instead as a dividend of ordinary income. PREIT believes its common shares will be treated as regularly traded on an established securities market in the United States for this purpose.

         Gain recognized by a Non-U.S. Shareholder upon a sale or exchange of PREIT's shares generally will not be subject to United States taxation unless:

         o the investment in PREIT's shares is effectively connected with a U.S. trade or business (or, in the case of a Non-U.S. Shareholder that is an eligible resident of a foreign country that has an applicable tax treaty with the U.S., a U.S. permanent establishment of the Non-U.S. Shareholder), in which case the Non-U.S. Shareholder will be subject to the same treatment as a domestic shareholder with respect to any gain or loss;

         o the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

         o PREIT's shares constitute a U.S. real property interests within the meaning of FIRPTA, as described below.

         PREIT's shares will constitute U.S. real property interests within the meaning of FIRPTA unless PREIT is a "domestically controlled REIT," defined generally as a REIT for which at all times during a defined testing period less than 50% in value of its stock has been held directly or indirectly by foreign persons. PREIT believes that it is a domestically controlled REIT, and, therefore, that its shares do not constitute U.S. real property interests. However, because PREIT's shares are publicly traded, PREIT cannot guarantee that it is or will continue to be a domestically controlled REIT.

         Even if PREIT were not to qualify as a domestically controlled REIT at the time a Non-U.S. Shareholder sells PREIT's shares, gain arising from the sale still would not be subject to FIRPTA tax if:

         o the class of shares sold is "regularly traded" on an established securities market, such as the NYSE (which PREIT believes to be the case); and

         o the selling Non-U.S. Shareholder has owned, actually or constructively, no more than 5% of the outstanding class of shares during the five-year period ending on the date of the sale.

         If the gain on the sale of shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

         In general, information-reporting requirements will apply to payments of dividends on PREIT's shares to some U.S. shareholders, unless an exception applies.

         The payor is required to withhold tax on such payments at the rate of 28% if (1) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (2) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect.

         In addition, a payor of the dividends on PREIT's shares is required to withhold tax at a rate of 28% if (1) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code, or (2) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

         Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

         The payor will be required to furnish annually to the Internal Revenue Service and to PREIT's shareholders information relating to the amount of dividends paid on PREIT's shares, and that information reporting may also apply to payments of proceeds from the sale of PREIT's shares. Some shareholders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

         With regard to Non-U.S. Shareholders, information reporting generally will apply to payments of dividends on PREIT's shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

         The payment of the proceeds from the disposition of PREIT's shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. shareholders unless the Non-U.S. Shareholder satisfies the requirements necessary to be an exempt Non-U.S. Shareholder or otherwise qualifies for an exemption. The proceeds of a disposition by a Non-U.S. Shareholder of PREIT's shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

         Applicable Treasury regulations provide presumptions regarding the status of a PREIT shareholder when payments to such shareholder cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury regulations varies depending on the shareholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

SUNSET OF TAX PROVISIONS

         Several of the tax considerations described herein are subject to a sunset provision. The sunset provision generally provides that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include those related to the 15% capital gains rate and its application to qualified dividend income and other tax rates described herein.

OTHER TAX CONSIDERATIONS

         PREIT and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of PREIT and its shareholders may not conform to the federal income tax consequences discussed above. Prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of PREIT.

TAX SHELTER REPORTING

         Under applicable Treasury regulations, if a taxpayer recognizes a loss of $2 million or more, in the case of an individual taxpayer, or $10 million or more, in the case of a corporate taxpayer, the taxpayer may be required to file a disclosure statement with the Internal Revenue Service on Form 8886. Losses on sales of portfolio securities are in many cases exempt from this reporting requirement, but sales of REIT shares currently are not exempt. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the offer and sale from time to time of up to 1,168,370 shares that may be issued to the holders of PREIT Partnership Units listed above under the caption "Selling Shareholders," or to their pledgees, donees, transferees, partners or other successors in interest. We will not receive any of the proceeds from the sale of any shares by the selling shareholders. The distribution of the shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of shares for whom they may act as agents. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of shares may be entitled to indemnification from us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such underwriters, dealers or agents may be required to make in respect thereof.

         The selling shareholders and any underwriters, dealers or agents that participate in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         At a time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any other required information.

         The sale of the shares by the selling shareholders also may be effected from time to time by selling the shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling shareholders or may purchase from the selling shareholders all or a portion of the shares as principal, and any such sale may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

         The shares also may be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers; (g) transactions in options, swaps or other derivatives that may not be listed on an exchange; and (h) the creation or settlement of hedging transactions.

         In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares that is not expected to exceed that amount which is customary in the types of transactions involved. The shares may also be sold pursuant to Rule 144 promulgated under the Securities Act.

         We will pay all expenses incident to the offering and sale of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The legality of the shares offered hereby and certain federal income tax matters will be passed upon for us by Drinker Biddle & Reath LLP.

                                     EXPERTS

         The consolidated financial statements and schedules of PREIT and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Lehigh Valley Associates for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, which is included in PREIT's Annual Report (Form 10-K) for the year ended December 31, 2004, incorporated by reference herein. The report on such financial statements is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, which require us to file reports, proxy statements and other information with the SEC. You may read and copy our SEC filings at the SEC's Public Reference Facilities, which are located at 100 F Street, NE, Room 1580, Washington, D.C. 20549 and the SEC's following regional offices: 233 Broadway, New York, New York 10279 and 175 W. Jackson Boulevard, Chicago, Illinois 60604. Information on the operation of the Public Reference Room and copies of our filings can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Room 1580, Washington, D.C. 20549, at prescribed rates, by calling 1-800-SEC-0330. The SEC also maintains an Internet web site at www.sec.gov that contains our SEC filings. In addition, our shares are listed on the New York Stock Exchange and our SEC filings can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also maintain an internet website that contains information about us at www.preit.com.

         We filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement because we have omitted some of the information as permitted by the SEC's rules and regulations. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. In each instance, each statement is qualified, in all respects, by reference to the copy of the applicable contract or document filed as an exhibit to the registration statement. For further information about us and our securities, we refer you to the registration statement and the exhibits and schedules that may be obtained from the SEC at its principal office in Washington, D.C. after payment of the SEC's prescribed fees.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information in documents we file with them. This means that we can disclose important information by referring you to these documents. The information we incorporate by reference is an important part of this prospectus, and information in documents we file after the date of this prospectus automatically will update and supersede information in this prospectus.

         We filed the documents listed below under the Exchange Act with the SEC, and we incorporate each of the documents, and all documents filed after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, into this prospectus by reference:

         1. Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005.

         2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (filed on May 10, 2005).

         3. Current Reports on Form 8-K dated January 26, 2005 (filed on January 27, 2005), dated January 28, 2005 (filed on February 3, 2005), dated January 31, 2005 (filed on February 3, 2005), dated February 1, 2005 (filed on February 4,
2005), dated February 21, 2005 (filed on February 23, 2005), dated February 24, 2005 (filed on March 2, 2005), dated March 30, 2005 (filed on April 5, 2005), dated March 31, 2005 (filed on April 5, 2005), dated April 20, 2005 (filed on April 26, 2005), dated May 19, 2005 (filed on May 20, 2005), and dated July 11, 2005 (filed on July 12, 2005).

         4. Registration Statement on Form 8-A12B, filed on December 17, 1997, setting forth the description of our common shares, and filed on May 3, 1999, as amended on February 23, 2005, setting forth the description of rights to purchase PREIT common shares, including any amendment or reports filed for the purpose of updating such information.

         We will provide without charge to each person to whom a copy of this prospectus is delivered, after their written or oral request, a copy of any or all of the documents we have incorporated in this prospectus by reference. Written requests for copies should be addressed to:

                    Pennsylvania Real Estate Investment Trust
                            Attention: Bruce Goldman,
                  Executive Vice President and General Counsel
                                  The Bellevue
                             200 South Broad Street
                        Philadelphia, Pennsylvania 19102
                            Telephone: (215) 875-0700

                           FORWARD LOOKING STATEMENTS

         This prospectus, together with other statements and information publicly disseminated by us, contains certain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995,
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. In particular, our business may be affected by uncertainties affecting real estate businesses generally as well as the following, among other factors:

         o general economic, financial and political conditions, including the possibility of war or terrorist attacks;

         o  changes in local market conditions or other competitive factors;

         o existence of complex regulations, including those relating to our status as a REIT, and the adverse consequences if we were to fail to qualify as a REIT;

         o risks relating to development and redevelopment activities, including construction;

         o our ability to maintain and increase property occupancy and rental rates;

         o our ability to acquire additional properties and our ability to integrate acquired properties into our existing portfolio;

         o dependence on our tenants' business operations and their financial stability;

         o  possible environmental liabilities;

         o  increases in operating costs that cannot be passed on to tenants;

         o  our ability to obtain isurance at a reasonable cost;

         o our ability to raise capital through public and private offerings of debt and/or equity securities and other financing risks, including the availability of adequate funds at reasonable cost; and

         o  our short- and long-term liquidity position.

         Additional factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements include those discussed in the section entitled "Risk Factors." We do not intend to and disclaim any duty or obligation to update or revise any forward-looking statements to reflect new information, to reflect future events or otherwise.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, we will incur in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated except the SEC registration fee.

         Securities and Exchange Commission Registration Fee........  $  6,456
         Legal Fees and Expenses....................................    30,000
         Miscellaneous Expenses.....................................    15,000
                                                                      --------
         Total......................................................  $ 51,456
                                                                      ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The PREIT trust agreement, as amended, provides that:

         o no trustee shall be personally liable to any person or entity for any of PREIT's acts, omissions or obligations;

         o no trustee shall be personally liable for monetary damages for any action, or any failure to act, except to the extent a Pennsylvania business corporation's director would remain liable under the provisions of Section 1713 of the Pennsylvania Business Corporation Law; and

         o no officer who performs his duties in good faith, in a manner reasonably believed to be in PREIT's best interests and with the care, skill and diligence a person of ordinary prudence would use will be liable by reason of having been an officer.

         Pennsylvania law permits and the PREIT trust agreement and by-laws provide that every trustee and officer is entitled as of right to be indemnified by PREIT against reasonable expenses (including attorney's fees) and any liability, loss, judgment, excise tax, fine, penalty, or settlement they pay or incur in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, whether brought by or in PREIT's right or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a trustee or officer or because the person is or was serving in any capacity at PREIT's request as a trustee, director, officer, employee, agent, partner, fiduciary or other representative of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other entity provided, however, that:

         o no right of indemnification will exist with respect to an action brought by a trustee or officer against PREIT; and

         o no indemnification will be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness.

         The right to indemnification is contractual in nature and includes the right to be paid in advance the expenses incurred in connection with any proceedings; provided, however, that advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of the applicable trustee or officer to repay all amounts so advanced if it is determined ultimately that the applicable trustee or officer is not entitled to indemnification under PREIT's trust agreement.

         In addition, the PREIT trust agreement and Pennsylvania law permit PREIT to provide similar indemnification to employees, agents and other persons who are not trustees or officers. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in PREIT's right to procure a judgment in PREIT's favor and requires indemnification in certain cases where the trustee or officer is the prevailing party. Certain of the employment agreements PREIT has entered into with its officers provide the officer indemnification. Generally, these contracts require PREIT to indemnify the officer to the fullest extent permitted under PREIT's trust agreement. The limited partnership agreement for PREIT Associates, PREIT's operating partnership, also provides for indemnification of PREIT, its trustees and its officers for any and all actions with respect to PREIT Associates; provided, however, that PREIT Associates will not provide indemnity for:

         o  willful misconduct or knowing violation of the law;

         o any transaction where the covered person received an improper personal benefit in violation or breach of PREIT Associates' limited partnership agreement;

         o  any violation of PREIT Associates' limited partnership agreement; or

         o any liability the person may have to PREIT Associates under certain specified documents.

         Currently, PREIT maintains directors' and officers' liability insurance for its trustees and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers, or persons controlling PREIT pursuant to the foregoing provisions, PREIT has been informed that in the Securities and Exchange Commission's opinion, the indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

ITEM 16.  EXHIBITS.

(A)      EXHIBITS:

EXHIBIT
NUMBER                DESCRIPTION
------                -----------
5                     Opinion of Drinker Biddle & Reath LLP

8                     Opinion of Drinker Biddle & Reath LLP regarding tax matters (previously filed)

23.1                  Consent of KPMG LLP (Independent Registered Public Accounting Firm of the Registrant)

23.2                  Consent of Ernst & Young LLP (Independent Auditors of
                      Lehigh Valley Associates)

23.3                  Consent of Drinker Biddle & Reath LLP (included in
                      Exhibits 5 and 8)

24                    Powers of Attorney (previously filed)



ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on July 22, 2005.

                                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST



                                    By: /s/ Ronald Rubin
                                        --------------------------
                                            Ronald Rubin
                                            Chairman and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                    Name                                          Capacity                                   Date
                    ----                                          ---------                                  ----
/s/ Ronald Rubin                                Chairman, Chief Executive Officer and Trustee            July 22, 2005
--------------------------
Ronald Rubin

           *                                    Vice Chairman and Trustee                                July 22, 2005
--------------------------
Jonathan B. Weller

           *                                    Vice Chairman and Trustee                                July 22, 2005
--------------------------
George F. Rubin


                    Name                                          Capacity                                   Date
                    ----                                          ---------                                  ----
            *                                   Executive Vice President and Chief                       July 22, 2005
--------------------------                      Financial Officer
Robert F. McCadden

/s/ Jonathen Bell                               Vice President and Corporate Controller                  July 22, 2005
--------------------------                      (Principal Accounting Officer)
Jonathen Bell

            *                                   Trustee                                                  July 22, 2005
--------------------------
Stephen B. Cohen

            *                                   Trustee                                                  July 22, 2005
--------------------------
Edward A. Glickman

            *                                   Trustee                                                  July 22, 2005
--------------------------
Rosemarie B. Greco

            *                                   Trustee                                                  July 22, 2005
--------------------------
Lee H. Javitch

            *                                   Trustee                                                  July 22, 2005
--------------------------
Leonard I. Korman

            *                                   Trustee                                                  July 22, 2005
--------------------------
Ira Lubert

            *                                   Trustee                                                  July 22, 2005
--------------------------
Donald F. Mazziotti

            *                                   Trustee                                                  July 22, 2005
--------------------------
Mark E. Pasquerilla

            *                                   Trustee                                                  July 22, 2005
--------------------------
John J. Roberts

*By: /s/ Ronald Rubin
     -----------------------, attorney-in-fact
     Ronald Rubin

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                DESCRIPTION
-------               ------------
5                     Opinion of Drinker Biddle & Reath LLP

8                     Opinion of Drinker Biddle & Reath LLP as to certain federal income tax matters (previously filed)

23.1                  Consent of KPMG LLP (Independent Registered Public Accounting Firm of the Registrant)

23.2                  Consent of Ernst & Young LLP (Independent Auditors of Lehigh Valley Associates)

23.3                  Consent of Drinker Biddle & Reath LLP (included in Exhibits 5 and 8)

24                    Powers of Attorney (previously filed)
